AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996
                                                    REGISTRATION NO. 333-11541
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                       INTERNATIONAL SPEEDWAY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              FLORIDA                                       59-0709342
  (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)


                             -----------------------

                                               W. GARRETT CROTTY
                                          SECRETARY AND GENERAL COUNSEL
      1801 WEST INTERNATIONAL          INTERNATIONAL SPEEDWAY CORPORATION
         SPEEDWAY BOULEVARD         1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
    DAYTONA BEACH, FLORIDA 32114           DAYTONA BEACH, FLORIDA 32114
           (904) 254-2700                         (904) 254-2700
  (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE     TELEPHONE NUMBER, INCLUDING AREA CODE,
 OF REGISTRANT'S PRINCIPAL EXECUTIVE           OF AGENT FOR SERVICE)
             OFFICE)
                           -------------------------
                         COPIES OF COMMUNICATIONS TO:

     Bruce E. Macdonough
Greenberg, Traurig, Hoffman,         Glenn R. Padgett                Donn A. Beloff
Lipoff, Rosen & Quentel, P.A.     555 West Granada Blvd.            Holland & Knight
     1221 Brickell Avenue               Suite D-11               One East Broward Blvd.
     Miami, Florida 33131       Ormond Beach, Florida 32173   Ft. Lauderdale, Florida 33301
    Phone: (305) 579-0500          Phone: (904) 676-9099          Phone: (954) 525-1000
     Fax: (305) 579-0717            Fax: (904) 676-1151            Fax (954) 463-2030

                           --------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                       CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum
        TITLE OF EACH CLASS                                      Aggregate              Amount of
   OF SECURITIES TO BE REGISTERED                          Offering Price(1)(2)      Registration Fee
-----------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share                $78,200,000              $23,697(3)

(1) Includes shares of Class A Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3) The registrant has previously paid a fee of $25,379.
                            -------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED OCTOBER 29, 1996

P R O S P E C T U S
                                   [ISC LOGO]
                      INTERNATIONAL SPEEDWAY CORPORATION

                    4,000,000 Shares Class A Common Stock
                           --------------------------

   All of the shares of Class A Common Stock offered hereby are being sold by International Speedway Corporation (the "Company"). Prior to this Offering, there has not been a public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ISCA."

   Upon consummation of this Offering, the Company's authorized capital stock will include the Class A Common Stock and shares of Class B Common Stock. The economic rights of the Class A Common Stock and the Class B Common Stock (collectively the "Common Stock") will be identical, except that each share of Class A Common Stock will entitle the holder thereof to one-fifth (1/5) vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock will entitle the holder thereof to one (1) vote on such matters. Immediately after this Offering, the Class A Common Stock offered hereby will represent approximately 2.3% of the combined voting power of both classes of Common Stock. William C. France (the Company's Chairman of the Board and Chief Executive Officer), James C. France (the Company's President and Chief Operating Officer), members of their families and affiliates (collectively the "France Family Group") will in the aggregate beneficially own shares of Class B Common Stock representing approximately 55.0% of the Company's outstanding Common Stock and approximately 60.0% of the combined voting power of both classes of Common Stock. Commencing on the 91st day after this Offering, each share of Class B Common Stock will be convertible on a one-for-one basis at any time at the election of the holder into one fully paid and nonassessable share of Class A Common Stock. The Class A Common Stock is not convertible into Class B Common Stock. See "Description of Capital Stock."
                            -------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON
                            STOCK OFFERED HEREBY.
                            -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            UNDERWRITING
             PRICE TO       DISCOUNTS AND             PROCEEDS TO
              PUBLIC        COMMISSIONS(1)             COMPANY(2)
--------------------------------------------------------------------------------
Per Share       $              $                         $
Total(3)     $                $                        $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the Offering, estimated at $       .
(3) The Company and a Selling Shareholder have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholder will be $         , $       , $          and $         ,
    respectively.

                            -------------------------

   The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery
on or about           , 1996, at the office of Smith Barney Inc., 333 West
34th Street, New York, New York 10001.
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Smith Barney Inc.                                           Raymond James &
                                                            Associates, Inc.
       , 1996

     Inside Flap:

     Description of photographs:

          Top photograph:     Aerial photograph of
                              Daytona International Speedway

          Bottom photograph:  Aerial photograph of
                              Talladega Superspeedway

     Inside Front Cover

     Description of photographs:
     (Left to Right)

1.   Pit row at Daytona International Speedway

2.   Pack of stock cars around curve at Daytona International Speedway

3.   Kodak car in pit stop at Daytona International Speedway

4.   Blurred photo of pack of cars at Daytona International Speedway

5.   Cars on Talladega Raceway

6.   Victory Lane at Daytona International Speedway

7.   Motorcycles in turn at Daytona International Speedway

8.   Motorcycles at start line of Supercross at Daytona International Speedway

9.   DAYTONA USA Complex, front entrance

10.  Sports cars at Rolex 24 Race at Daytona International Speedway


   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) ALL SHARE AND PER SHARE DATA HAS BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A RECAPITALIZATION AND RELATED STOCK SPLIT TO BECOME EFFECTIVE CONCURRENTLY WITH THIS OFFERING AS DESCRIBED IN "THE COMPANY--THE RECAPITALIZATION," AND (III) A REFERENCE TO A "FISCAL" YEAR MEANS THE TWELVE MONTHS ENDED AUGUST 31 OF SUCH YEAR. THE COMPANY WILL CHANGE ITS FISCAL YEAR-END TO NOVEMBER 30 EFFECTIVE DECEMBER 1, 1996.

                                 THE COMPANY

   International Speedway Corporation is a leading promoter of motorsports activities in the United States. The Company owns and operates three of the nation's premier superspeedways--Daytona International Speedway in Florida, home of the Daytona 500, widely recognized as the most prestigious stock car race in the world; Talladega Superspeedway in Alabama, the fastest stock car track; and Darlington Raceway in South Carolina, the first stock car superspeedway. The Company also operates Tucson Raceway Park in Arizona, owns a 50% interest in the Watkins Glen International road course in New York, and holds a 12% interest in Penske Motorsports, Inc., which owns and operates Michigan International Speedway and Pennsylvania's Nazareth Speedway and is constructing The California Speedway near Los Angeles. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports-themed entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.

   The Company, including Watkins Glen, currently promotes over 70 stock car, sports car, truck, motorcycle and other racing events annually, including seven Winston Cup races, five Busch Grand National races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. In fiscal 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 78.3% of the Company's total revenues. Based on statistics developed by The Goodyear Tire and Rubber Co. ("Goodyear"), spectator attendance at NASCAR's Winston Cup and Busch Grand National events increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, each of CBS, ABC, ESPN, TBS and TNN has recently experienced increased ratings for its televised NASCAR Winston Cup events. Attracted by these increases in spectators and ratings, leading consumer product and manufacturing companies have expanded their participation in the motorsports industry. The Company's major sponsors include Pepsi, Anheuser Busch, Sears, Winston, Gatorade, Pontiac, Ford, Chevrolet, Goodyear, Dupont and Rolex.

   The Company attributes its historical increases in revenues and profits to the increasing popularity of Winston Cup, Busch Grand National and other motorsports events in the United States, as well as an operating strategy that emphasizes (i) senior management's long-standing involvement with the development and growth of the motorsports industry, (ii) capital improvements and other efforts designed to maximize race spectators' total entertainment experience, (iii) marketing programs targeting both corporate customers and consumers, (iv) the development of long-term relationships with sponsors, and
(v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.

   The Company expects to continue to increase its revenues and profitability by focusing on the key elements of its growth strategy, including (i) expanding the Company's existing track facilities to satisfy spectator demand, (ii) capitalizing on the prestige and brand name recognition of the Daytona International Speedway through projects such as DAYTONA USA and licenses for video and computer games, publications, toys and apparel, (iii) increasing the Company's television broadcast revenues, (iv) acquiring and/or developing additional motorsports facilities in new markets, and (v) expanding the use of existing resources and facilities.

                                  THE OFFERING

Class A Common Stock Offered  ..... 4,000,000 SHARES
Common Stock to be outstanding      4,000,000 shares of Class A Common Stock
  after the Offering .............. 34,423,890 shares of Class B Common Stock
                                    38,423,890 total shares of Common Stock
Use of proceeds ................... Additions and improvements to track facilities, working capital and other
                                    general corporate purposes.
Nasdaq National Market symbol  .... "ISCA"

                          SUMMARY FINANCIAL INFORMATION

                                                                  YEAR ENDED AUGUST 31, (1)
                                           ---------------------------------------------------------------------
                                               1992           1993           1994          1995          1996
                                           ------------ -------------  ------------   ------------  ------------
                                           (IN THOUSANDS, EXCEPT PER SHARE, SELECTED OPERATING AND INDUSTRY DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ........................    $29,423        $32,078        $36,935       $43,274       $50,140
 Motorsports related income .............     15,341         16,557         18,764        24,033        27,433
 Food, beverage and souvenir income  ....      6,048          9,515         12,291        14,442        17,505
 Other income ...........................      1,476          1,003            943           423           964
  Total revenues ........................     52,288         59,153         68,933        82,172        96,042
Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
    sanction fees .......................      7,370          8,251          9,412        11,765        13,865
  Motorsports related expenses ..........     10,127         10,470         11,470        11,604        15,336
  Food, beverage and souvenir expenses  .      2,759          4,775          7,867         8,107        10,278
 General and administrative expenses  ...     11,816         13,046         14,307        18,202        20,930
 Depreciation ...........................      2,612          3,006          3,828         4,798         6,302
  Total expenses ........................     34,684         39,548         46,884        54,476        66,711
Operating income ........................     17,604         19,605         22,049        27,696        29,331
Net income ..............................     11,694         12,763(2)      14,566        18,363        19,681
Earnings per share ......................      $ .34          $ .37          $ .42         $ .53         $ .57
SELECTED OPERATING DATA:
Operating margin ........................      33.7%          33.1%          32.0%         33.7%         30.5%
Total admissions ........................    733,600        767,717        848,134       985,739     1,028,970
Number of seats(3):
 Daytona International Speedway  ........     98,447         99,204        103,600       109,779       113,149
 Talladega Superspeedway ................     64,352         67,435         74,793        82,671        95,256
 Darlington Raceway .....................     32,455         32,455         37,281        39,917        42,553
 Watkins Glen ...........................     26,033         26,061         26,061        28,095        33,221
INDUSTRY DATA:
Attendance at Winston Cup events(4)  ....  3,700,000      4,020,000      4,896,000     5,327,000           N/A
Attendance at Busch Grand
  National events(4) ....................  1,054,000      1,165,000      1,302,000     1,604,000           N/A

                                    AUGUST 31, 1996
                             -----------------------------
                                ACTUAL      AS ADJUSTED(5)
                             ------------ ---------------
BALANCE SHEET DATA:
Working capital (deficit)      $  (6,751)      $  17,949
Total assets ..............      152,791         212,291
Long-term debt ............          --              --
Total shareholders' equity       106,667         166,167

-----------------------
(1) The Company will change its fiscal year-end to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results
    of Operations--Seasonality and Quarterly Results."
(2) Reflects income of $288,000 (.01 per share) attributable to the cumulative effect of a change in accounting principle.
(3) Consists of seating in grandstands and luxury suites. Excludes infield admission.
(4) This information relates to the year ended December 31 of the specified fiscal year and was obtained from public information provided by
    Goodyear.
(5) Adjusted to reflect the sale of 4,000,000 shares of Class A Common Stock by the Company (at an assumed initial public offering price of $16.00 per share) and the application of the net proceeds therefrom as set forth in "Use of Proceeds."
                             ----------------------
   Unless the context otherwise requires, references herein to the "Company" mean International Speedway Corporation and its wholly owned subsidiaries considered as one enterprise. "DAYTONA USA/registered trademark/," the "Daytona 500/registered trademark/," "Talladega Superspeedway/registered trademark/," "Darlington/registered trademark/" and "World Center of Racing/registered trademark/" are registered trademarks and service marks of International Speedway Corporation. "NASCAR/registered trademark/" and "Grand National/registered trademark/" are registered trademarks and service marks of the National Association for Stock Car Auto Racing, Inc. ("NASCAR").

                                  RISK FACTORS

   PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMPANY.

DEPENDENCY UPON NASCAR

   The Company's success has been and will remain dependent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup, NASCAR's Busch Series, Grand National Division ("Busch Grand National") and certain other races promoted by the Company. The Company and Watkins Glen International, Inc., its 50%-owned subsidiary ("Watkins Glen"), have sanctioning agreements to promote and market seven Winston Cup races, five Busch Grand National races and a number of other NASCAR races for the 1997 racing season. Each NASCAR event sanctioning agreement is awarded on an annual basis. In fiscal 1995 and fiscal 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 79.5% and 78.3%, respectively, of the Company's total revenues. Although William C. France and James C. France presently control both the Company and NASCAR and management believes that the Company will continue to maintain an excellent relationship with NASCAR for the foreseeable future, NASCAR is under no obligation to continue to enter into sanctioning agreements with the Company to promote any event. Failure to obtain a sanctioning agreement for a major NASCAR event would have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company's general growth strategy includes the possible development and/or acquisition of additional motorsports facilities, there can be no assurance that NASCAR will enter into sanctioning agreements with the Company to promote races at such facilities. See "NASCAR."

DEPENDENCE ON KEY PERSONNEL

   The Company's continued success will depend upon the availability and performance of its senior management team, particularly William C. France, the Company's Chairman of the Board and Chief Executive Officer, James C. France, its President and Chief Operating Officer, and Lesa D. Kennedy, its Executive Vice President (collectively the "France Family Executives"), each of whom possesses unique and extensive industry knowledge and experience. While the Company believes that its senior management team has significant depth, the loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See "NASCAR," "Business--Growth Strategy" and "Management."

POTENTIAL CONFLICTS OF INTEREST

   William C. France and James C. France beneficially own all of NASCAR's capital stock, and each of the France Family Executives, the Company's Vice President-Administration, the Company's General Counsel and certain other non-officer employees devote portions of their time to NASCAR's affairs. Each of the France Family Executives devotes substantial time to the Company's affairs and all of the Company's other executive officers are available to the Company on a full-time basis. In addition, the Company strives to ensure, and management believes, that the terms of the Company's transactions with NASCAR are no less favorable to the Company than those which could be obtained in arms'-length negotiations. Nevertheless, certain potential conflicts of interest between the Company and NASCAR exist with respect to, among other things, (i) the terms of any sanctioning agreements that may be awarded to the Company by NASCAR, (ii) the amount of time devoted by the France Family Executives and certain other Company employees to NASCAR's affairs, and (iii) the amounts charged or paid to NASCAR for office rental, transportation costs, shared executives, administrative expenses and similar items. Regardless of any potential conflicts of interest, the Company's officers and directors owe fiduciary duties to the Company. The Company does not currently have any specific conflict resolution procedures. See "NASCAR," "Management" and "Certain Transactions."

INDUSTRY SPONSORSHIPS AND GOVERNMENT REGULATION

   The motorsports industry and the Company generate significant recurring revenue from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and alcoholic beverage industries is generally subject to greater governmental regulation than advertising by other sponsors of the Company's events. In August 1996, the U.S. Food and Drug Administration (the "FDA") issued regulations concerning advertising and sales of cigarettes and smokeless tobacco to minors which would, in part, restrict tobacco industry sponsorship of all sporting events, including motorsports, effective August 1998. The FDA regulations prohibit the present practice of tobacco product brand name sponsorship of, or identification with, motorsports events, entries and teams. If these rules become effective, no assurance can be given that suitable alternative sponsors for the events, entries and teams could be located. Management is aware of pending legal challenges, as well as legislative initiatives, which could change or prevent the scheduled implementation of these regulations. However, the final outcome of the challenges to the regulations is uncertain, and the ultimate impact on the motorsports industry and the Company, if any, is unclear. The Company is not aware of any proposed governmental regulation which would materially limit the availability to motorsports of promotion, sponsorship or advertising revenue from the alcoholic beverage industry. Advertising and sponsorship revenue from the tobacco and alcoholic beverage industries accounted for approximately 1.6% and 1.5% of the Company's total revenues in fiscal 1995 and fiscal 1996, respectively. In addition, the tobacco and alcoholic beverage industries provide financial support to the motorsports industry through, among other things, their purchase of advertising time, their sponsorship of racing teams and their sponsorship of racing series such as NASCAR's Winston Cup and Busch Grand National series.

COMPETITION

   The Company's racing events face competition from other spectator-oriented sporting events and other leisure and recreational activities. As a result, the Company's revenues will be affected by the general popularity of motorsports, the availability of alternative forms of recreation and changing consumer preferences. The Company's racing events also compete with other racing events sanctioned by various racing bodies such as NASCAR, Championship Auto Racing Teams, Inc. ("CART"), the United States Auto Club ("USAC"), the National Hot Rod Association ("NHRA"), the Sports Car Club of America ("SCCA"), the International Motor Sports Association ("IMSA"), the Automobile Racing Club of America ("ARCA") and others. Management believes that the primary elements of competition in attracting motorsports spectators and corporate sponsors to a racing event and facility are the type and caliber of promoted racing events, facility location, sight lines, pricing and customer conveniences that contribute to a total entertainment experience. Many sports and entertainment businesses have resources that exceed those of the Company. See "Business--Competition."

IMPACT OF CONSUMER SPENDING ON RESULTS

   The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. These factors can impact both attendance at the Company's events and the financial results of the motorsports industry's principal sponsors. There can be no assurance that consumer spending will not be adversely affected by economic conditions, thereby impacting the Company's growth, revenue and profitability.

UNCERTAIN PROSPECTS OF NEW MOTORSPORTS FACILITIES

   The Company's growth strategy includes the potential acquisition and/or development of new motorsport facilities. The Company's ability to implement successfully this element of its growth strategy will depend on a number of factors, including (i) the Company's ability to obtain one or more additional sanctioning agreements to promote Winston Cup, Busch Grand National or other major events at these new facilities, (ii) the cooperation of local government officials, (iii) the Company's capital resources, (iv) the Company's ability to control construction and operating costs, and (v) the Company's ability to hire and retain qualified personnel. The Company's inability to implement its expansion plans for any reason would adversely affect its business prospects. In addition, expenses associated with developing, constructing and opening a new facility may have a negative effect on the Company's financial condition and results of operations in one or more future reporting periods. At the present time, the Company does not have any arrangement or understanding with respect to any new facility acquisition or development project. The cost of any such transaction will depend on a number of factors, including the facility's location, the extent of the Company's ownership interest and the degree of any municipal or other public support. Moreover, although management believes that it will be able to obtain financing to fund the acquisition, development and/or construction of additional motorsport facilities should the Company implement this element of its growth strategy, there can be no assurance that adequate debt or equity financing will be available on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Growth Strategy."

FINANCIAL IMPACT OF BAD WEATHER

   The Company promotes outdoor motorsports events. Weather conditions affect sales of, among other things, tickets, concessions and souvenirs at these events. Although the Company sells tickets well in advance of its most popular events, poor weather conditions could have a material adverse effect on the Company's results of operations, particularly any interruption of the Company's February "Speedweeks" events. For example, bad weather required the rescheduling of certain racing events during the Company's 1996 Camel Motorcycle Week, resulting in reduced revenues and increased expenses.

LIABILITY FOR PERSONAL INJURIES

   Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that management believes should generally be sufficient to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate or available at all times and in all circumstances. The Company's financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.


ENVIRONMENTAL AND ZONING MATTERS


   Management believes that the Company's operations are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. State and local laws relating to the protection of the environment also include noise abatement laws that may be applicable to the Company's racing events. Changes in the provisions or application of federal, state or local environmental laws, regulations or requirements, or the discovery of theretofore unknown conditions, could also require additional material expenditures by the Company.

   In addition, the development of new motorsports facilities (and, to a lesser extent, the expansion of existing facilities) requires compliance with applicable federal, state and local land use planning, zoning and environmental regulations. Regulations governing the use and development of real estate may prevent the Company from acquiring or developing prime locations for motorsports facilities, substantially delay or complicate the process of improving existing facilities, and/or materially increase the costs of any of such activities.

SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS

   The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. Historically, the Company has incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company will change its fiscal year-end from August 31 to November 30 effective December 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

BROAD DISCRETION REGARDING PROCEEDS OF THE OFFERING

   A substantial portion of the net proceeds of this Offering has been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion as to the application of the Offering proceeds. Pending the Company's use of such proceeds for general corporate purposes, including improvements to existing facilities and the possible acquisition and/or development of new facilities, such proceeds will be placed in interest-bearing investments. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes.

EFFECTIVE VOTING CONTROL BY FRANCE FAMILY GROUP AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK

   Holders of Class A Common Stock have per share voting rights that are one-fifth (1/5th) of the voting rights of holders of Class B Common Stock. One of the principal purposes of having two classes of Common Stock with different voting rights is to maintain existing shareholders' control of the Company. Immediately after this Offering, the Class A Common Stock offered hereby will represent approximately 2.3% of the combined voting power of both classes of the Company's Common Stock. Members of the France Family Group will in the aggregate beneficially own shares of Class B Common Stock representing approximately 55.0% of the Company's outstanding capital stock and approximately 60.0% of the combined voting power of both classes of Common Stock. Accordingly, if such members of the France Family Group vote their shares of Common Stock in the same manner, they will have sufficient voting power (without the approval of the Company's other shareholders) to elect the entire Board of Directors of the Company and, in general, to determine the outcome of various matters submitted to shareholders for approval, including fundamental corporate transactions.

   The members of the France Family Group have advised the Company that they do not presently intend to convert the shares of Class B Common Stock beneficially owned by them into shares of Class A Common Stock. To the extent that holders of Class B Common Stock other than the France Family Group elect to convert such shares, the relative voting power of the France Family Group will increase. Voting control by the France Family Group may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holder of Class A Common Stock might receive a premium for their shares over prevailing market prices. See "Principal Shareholders" and "Description of Capital Stock."

POSSIBLE ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS AND PREFERRED STOCK

   Certain provisions of Florida law and the Company's Amended and Restated Articles of Incorporation ("Articles") may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest. Among other things, the Company's Articles (i) divide the Company's Board of Directors into three classes, each of which serves for different three-year periods, (ii) provide that special meetings of the shareholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, and (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings. In addition, upon consummation of this Offering, the Company will be authorized to issue one million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of shares of Preferred Stock could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such Preferred Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this Offering, all of the shares of Class A Common Stock offered hereby will be eligible for public sale without restriction. Approximately 13.1 million additional shares of Class A Common Stock issuable upon conversion of currently outstanding shares of Class B Common Stock will become eligible for public sale commencing 90 days after the effective date of this Offering. The holders of the approximately 21.3 million remaining outstanding shares of Class B Common Stock have agreed not to sell or otherwise dispose of such shares, without the consent of Smith Barney Inc., until 180 days after this Offering. After such date, all such shares may be sold subject to the limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."

LACK OF PRIOR PUBLIC MARKET AND VOLATILITY OF STOCK PRICE

   Prior to this Offering, there has been no public market for the Company's Class A Common Stock. Moreover, there can be no assurance that an active trading market in either class of the Company's Common Stock will develop subsequent to this Offering or, if developed, that it will be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Upon commencement of this Offering, the Class A Common Stock will be quoted on the Nasdaq National Market, which has experienced and may continue to experience significant price and volume fluctuations which could adversely affect the market price of the Class A Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, earnings below analyst estimates, and the financial performance and other activities of the Company's principal sponsors and other publicly traded motorsports companies could cause the price of the Class A Common Stock to fluctuate substantially.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

   Management believes that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the motorsports industry and demographics, and (iii) the Company's ability to enter into contracts with television networks and sponsors. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, general economic conditions, governmental regulation and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                   THE COMPANY

THE RECAPITALIZATION

   Concurrently with the effectiveness of this Offering, the Company will modify its authorized capital (the "Recapitalization") to include one million shares of Preferred Stock, 80 million shares of Class A Common Stock and 40 million shares of Class B Common Stock. See "Description of Capital Stock." Pursuant to the Recapitalization, all of the Company's currently outstanding shares of common stock will automatically be converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock. As a result, after the Recapitalization and this Offering are effected, the Company will have outstanding 4,000,000 shares of Class A Common Stock and 34,423,890 shares of Class B Common Stock. In addition, as part of the Recapitalization the Company retired its then existing treasury stock effective August 31, 1996.

GENERAL

   The Company was incorporated in 1953 under the laws of the State of Florida under the name "Bill France Racing, Inc." and changed its name to "International Speedway Corporation" in 1968. The Company's principal executive offices are located at 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, and its telephone number is (904) 254-2700.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 4,000,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $16.00 per share, are estimated to be approximately $59.5 million, after deduction of underwriting discounts and commissions and estimated expenses of the Offering. The Company intends to use approximately $26.8 million of such net proceeds to fund the completion of certain additions and improvements to the Company's motorsports facilities, including additional suites and grandstand seating at Daytona International Speedway, Talladega Superspeedway and Darlington Raceway. Approximately $8.0 million of the net proceeds of this Offering will be used to repay borrowings incurred under one of the Company's lines of credit in September 1996 to fund the Company's acquisition of properties in close proximity to Daytona International Speedway. Such borrowings bear interest at a variable rate equal to the one-year LIBOR rate plus .75% (6.9% at September 16, 1996) and mature 30 days after demand by the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "Business--Motorsports Facilities."

   The approximately $24.7 million of remaining net proceeds will be used for working capital and other general corporate purposes, including potential acquisitions and continued improvements to and expansion of the Company's operations. However, the Company does not currently have any understanding or arrangement regarding any potential acquisition. Pending such uses, the Company intends to invest the net proceeds of this Offering in money market funds or other interest-bearing obligations.

                                 DIVIDEND POLICY

   The Company has historically paid annual cash dividends on its common stock. See "Selected Financial Data." However, the Company does not have a formal dividend policy nor any current intention to declare and pay dividends in the future. Future dividends, if any, will depend upon the Company's future earnings, capital requirements and financial condition, as well as such other factors as the Company's Board of Directors may deem relevant. Accordingly, there can be no assurance that dividends will be paid.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of August 31, 1996, after giving retroactive effect to the Recapitalization (see "The Company--The Recapitalization"), and as adjusted to give effect to the sale of the 4,000,000 shares of Class A Common Stock offered by the Company hereby (assuming an initial public offering price of $16.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."


                                                                                AUGUST 31, 1996
                                                                          ---------------------------
                                                                             ACTUAL      AS ADJUSTED
                                                                          ----------- --------------
                                                                                 (IN THOUSANDS)
Long-term debt .........................................................    $     --     $     --
Shareholders' equity:
 Preferred Stock, $.01 par value, 1,000,000 shares authorized, no
   shares issued and outstanding .......................................          --           --
 Class A Common Stock, $.01 par value, 80,000,000 shares authorized, no
   shares issued and outstanding, 4,000,000 as adjusted ................          --            40
 Class B Common Stock, $.01 par value, 40,000,000 shares authorized,
   34,423,890 shares issued and outstanding ............................         344           344
 Common Stock, $.10 par value, 5,000,000 shares authorized, no shares
   issued and outstanding ..............................................          --           --
 Additional paid-in capital ............................................       8,127        67,587
 Retained earnings .....................................................      99,986        99,986
 Unearned compensation--restricted stock(1) ............................      (1,790)       (1,790)
                                                                          ----------- --------------
  Total shareholders' equity ...........................................     106,667       166,167
                                                                          ----------- --------------
    Total capitalization ...............................................    $106,667      $166,167
                                                                          ===========  ==============

-------------------------

(1) See Note 11 of Notes to the Company's Consolidated Financial Statements.

                           SELECTED FINANCIAL DATA

   The following selected historical financial data as of and for each of the fiscal years ended August 31, 1992 through 1996 have been derived from the Company's Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent certified public accountants. For comparability, certain prior period results have been reclassified to conform to the presentation adopted in fiscal 1996. The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                           YEAR ENDED AUGUST 31,(1)
                                                       --------------------------------------------------------------
                                                           1992         1993         1994         1995         1996
                                                       ----------- -----------  -----------   ----------    -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ....................................   $ 29,423     $ 32,078      $ 36,935     $ 43,274     $ 50,140
 Motorsports related income .........................     15,341       16,557        18,764       24,033       27,433
 Food, beverage and souvenir income .................      6,048        9,515        12,291       14,442       17,505
 Other income .......................................      1,476        1,003           943          423          964
                                                        --------     --------      --------     --------     --------
  Total revenues ....................................     52,288       59,153        68,933       82,172       96,042
Expenses:
 Direct expenses:
     Prize and point fund monies and NASCAR sanction
      fees  .........................................      7,370        8,251         9,412       11,765       13,865
  Motorsports related expenses ......................     10,127       10,470        11,470       11,604       15,336
  Food, beverage and souvenir expenses ..............      2,759        4,775         7,867        8,107       10,278
 General and administrative expenses ................     11,816       13,046        14,307       18,202       20,930
 Depreciation .......................................      2,612        3,006         3,828        4,798        6,302
                                                        --------      --------      -------      -------      -------
  Total expenses ....................................     34,684       39,548        46,884       54,476       66,711
                                                        --------      -------       -------      -------      -------
Operating income ....................................     17,604       19,605        22,049       27,696       29,331
Interest income, net ................................        502          724           972        1,436          872
Equity in net income (loss) from equity investments          300          (27)          207          285        1,441
                                                        --------      -------       -------      -------      -------
Income before income taxes ..........................     18,406       20,302        23,228       29,417       31,644
Income taxes ........................................      6,712        7,827         8,662       11,054       11,963
                                                        --------      -------       -------      -------      -------
Income before cumulative effect of change in
  accounting principle ..............................     11,694       12,475        14,566       18,363       19,681
Cumulative effect of change in accounting principle           --          288            --           --           --
                                                        --------      --------      -------      -------      -------
Net income ..........................................    $11,694      $12,763       $14,566     $ 18,363     $ 19,681
                                                         =======      ========      =======     ========     ========
Earnings per share:
   Before cumulative effect of change in
    accounting principle  ...........................    $   .34      $   .36       $   .42     $    .53     $    .57
 Cumulative effect of change in accounting principle          --          .01            --           --           --
                                                         -------      -------       -------     --------     --------
Earnings per share ..................................    $   .34      $   .37       $   .42     $    .53     $    .57
                                                         =======      =======       =======     ========     ========
Dividends per share .................................    $   .03      $   .03       $   .04     $    .05     $    .05
BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit) .........................    $13,301      $16,356       $11,839     $ 20,821     $ (6,751)
Total assets ........................................     67,540       78,487        96,401      119,571      152,791
Long-term debt ......................................      2,300           --            --           --           --
Total shareholders' equity ..........................     43,638       55,236        68,277       85,247      106,667

----------------------
(1) The Company will change its fiscal year-end to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Seasonality and Quarterly Results."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



GENERAL

   The Company derives revenues primarily from (i) admissions to racing events held at its motorsports facilities, (ii) revenue generated in conjunction with or as a result of motorsports events conducted at the Company's facilities, and
(iii) catering, concession and souvenir sales made during such events.

   "Admissions" revenue includes ticket sales for all of the Company's events, track tours and, since July 1996, DAYTONA USA. Admissions revenue for racing events is recorded upon completion of the related motorsports event.

   "Motorsports related income" includes television and radio broadcast rights fees, hospitality rentals (including luxury suites and chalets), promotion and sponsorship fees, track rentals, advertising revenues and royalties from licenses of the Company's trademarks. The Company negotiates directly with television and cable networks for coverage of substantially all of its televised motorsports events. The Company's revenues from corporate sponsorships are paid in accordance with negotiated contracts, with the identities of sponsors and the terms of sponsorship changing from time to time.

   "Food, beverage and souvenir income" includes revenues from concession stands, hospitality catering and direct sales of souvenirs, programs and other merchandise, as well as fees paid by third party vendors for the right to sell souvenir and concessions at the Company's facilities.

   Expenses include (i) prize and point fund monies and NASCAR sanction fees,
(ii) motorsports related expenses, which include costs of competition paid to sanctioning bodies other than NASCAR, labor, advertising and other expenses associated with the Company's promotion of its racing events, and (iii) food, beverage and souvenir expenses, consisting primarily of labor and costs of goods sold.

   The following table sets forth, for each of the indicated periods, certain selected income statement data as a percentage of total revenues:


                                                              YEAR ENDED AUGUST 31,
                                                         -------------------------------
                                                            1994       1995       1996
                                                         --------- ---------  ---------
Revenues:
 Admissions, net ......................................     53.6%      52.7%       52.2%
 Motorsports related income ...........................     27.2       29.2        28.6
 Food, beverage and souvenir income ...................     17.8       17.6        18.2
 Other income .........................................      1.4        0.5         1.0
                                                         --------- ---------  ---------
  Total revenues ......................................    100.0%     100.0%      100.0%
Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR sanction fees      13.7       14.3        14.4
  Motorsports related expenses ........................     16.6       14.1        16.0
  Food, beverage and souvenir expenses ................     11.4        9.9        10.7
 General and administrative expenses ..................     20.8       22.2        21.8
 Depreciation .........................................      5.5        5.8         6.6
                                                         --------- ---------  ---------
  Total expenses ......................................     68.0       66.3        69.5
                                                         --------- ---------  ---------
Operating income ......................................     32.0       33.7        30.5
Interest income, net ..................................      1.4        1.7         0.9
Equity in net income from equity investments  .........       .3         .3         1.5
                                                         --------- ---------  ---------
Income before income taxes ............................     33.7       35.7        32.9
Income taxes ..........................................     12.6       13.4        12.5
                                                         --------- ---------  ---------
Net income ............................................     21.1%      22.3%       20.5%
                                                         =========  ========= =========


COMPARISON OF FISCAL 1996 TO FISCAL 1995

   Admissions revenue increased approximately $6.9 million, or 15.9%, from fiscal 1995 to fiscal 1996. Approximately 75% of this increase was attributable to an increase in the Company's weighted average price of tickets sold. This increase was the result of general price increases and additional sales of premium seats. Increased attendance at the Company's racing events accounted for approximately 13% of the increase in admissions revenue. The remaining increase was attributable to DAYTONA USA. Management believes that the increases in weighted average price of tickets sold and admissions reflect the increasing popularity of motorsports and the Company's continued expansion in seating capacity at its facilities.

   Motorsports related income increased approximately $3.4 million, or 14.1%, from fiscal 1995 to fiscal 1996. This increase reflected an approximately $1.4 million increase in broadcast rights fees, an approximately $900,000 increase in promotion and sponsorship fees and an approximately $900,000 increase in hospitality rentals. This increase was partially offset by an approximately $800,000 decrease in royalties from the Company's trademark license to a single licensee.

   Food, beverage and souvenir income increased approximately $3.1 million, or 21.2%, from fiscal 1995 to fiscal 1996. Approximately $1.8 million of this increase was attributable to the expanded activities of Americrown Service Corporation ("Americrown") in providing food and beverage services at outdoor sporting events unrelated to the motorsports events promoted by the Company. The remainder of the increase was primarily attributable to increased attendance at the Company's racing events and, to a lesser extent, price increases.

   Prize and point fund monies and NASCAR sanction fees increased approximately $2.1 million, or 17.8%, from fiscal 1995 to fiscal 1996. Approximately 75% of this increase was due to increases in the prize and point fund monies paid by NASCAR to participants in the Company's motorsports events.

This increase was primarily attributable to increases in the Company's broadcast revenues as standard NASCAR sanctioning agreements require that a specified percentage of broadcast revenues be paid as prize money.

   Motorsports related expenses increased approximately $3.7 million, or 32.2%, from fiscal 1995 to fiscal 1996, reflecting increased labor, advertising and other costs associated with the promotion of the Company's racing events. Motorsports related expenses as a percentage of combined admissions and motorsports related income increased from approximately 17.2% in fiscal 1995 to approximately 19.8% in fiscal 1996, which management attributes primarily to pre-opening expenses associated with DAYTONA USA, which was open for only two months in fiscal 1996, as well as the impact of inclement weather on the results from the Company's 1996 Camel Motorcycle Week events.

   Food, beverage and souvenir expenses increased approximately $2.7 million, or 26.8%, from fiscal 1995 to 1996, reflecting increases in labor, product costs and other expense items attributable to the Company's expanded concessions and catering operations. Food, beverage and souvenir expenses as a percentage of food, beverage and souvenir income increased from approximately 56.1% in fiscal 1995 to 58.7% in fiscal 1996, reflecting the lower margins associated with the expansion of Americrown's concessions and catering operations to third party events.

   General and administrative expenses increased approximately $2.7 million, or 15.0%, from fiscal 1995 to fiscal 1996. The increase was primarily due to increases in life insurance, travel expenses, wages and other compensation, professional fees, as well as a wide variety of other expense items. General and administrative expenses as a percentage of total revenues decreased from approximately 22.2% in fiscal 1995 to 21.8% in fiscal 1996.

   The Company's depreciation expense increased approximately $1.5 million, or 31.3%, primarily as a result of the ongoing expansion of the Company's motorsports facilities and the opening of DAYTONA USA in July 1996.

   The approximately $550,000 decrease in the Company's net interest income was primarily attributable to lower average investment balances resulting from the funding of construction of DAYTONA USA, the Company's indirect investment in Penske Motorsports and a variety of facility expansion and improvement projects.

   The approximately $1.2 million increase in net income from equity investments was attributable to the Company's indirect investment in Penske Motorsports and, to a lesser extent, an increase in Watkins Glen net income.

   As a result of the foregoing, the Company's net income increased $1.3 million, or 7.2%, from $18.4 million in fiscal 1995 to $19.7 million in fiscal 1996.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

   The Company's admissions revenue increased approximately $6.3 million, or 17.3%, from fiscal 1994 to fiscal 1995. Approximately half of this increase was attributable to increased attendance at the Company's racing events, with the balance due to an increase in the Company's weighted average price of tickets sold. Management believes that these increases in turn reflected the increased popularity of motorsports and the Company's expansion in seating capacity at its facilities.

   Motorsports related income increased approximately $5.3 million, or 28.1%, from fiscal 1994 to fiscal 1995. This increase was primarily due to an approximately $1.8 million increase in broadcast rights fees, an approximately $1.2 million increase in royalties from the Company's trademark licenses, an approximately $900,000 increase in advertising revenues and an approximately $700,000 increase in promotion and sponsorship fees.

   Food, beverage and souvenir income increased approximately $2.2 million, or 17.5%, from fiscal 1995 to fiscal 1996. Approximately $650,000 of this increase was attributable to the expanded activities of Americrown in providing catering services at the Company's Daytona and Talladega facilities and food and beverage services at outdoor sporting events unrelated to the motorsports events promoted by the Company. The remainder of the increase was primarily attributable to increased attendance at the Company's racing events and, to a lesser extent, price increases.

   Prize and point fund monies and NASCAR sanction fees increased approximately $2.4 million, or 25.0%, from fiscal 1994 to fiscal 1995. Approximately 82% of this increase was due to increases in the prize and point fund monies paid to participants in the Company's motorsports events. This increase was primarily attributable to increases in the Company's broadcast revenues.

   Motorsports related expenses remained relatively constant, increasing approximately $134,000, or 1.2%, from fiscal 1994 to fiscal 1995. Motorsports related expenses as a percentage of combined admissions and motorsports related income decreased from approximately 20.5% in fiscal 1994 to approximately 17.2% in fiscal 1995, reflecting the increase in the Company's revenues and the resulting economies of scale.

   Food, beverage and souvenir expenses increased approximately $240,000, or 3.0%, from fiscal 1994 to 1995, reflecting increases in labor, product costs and other expense items attributable to the Company's expanded concessions and catering operations. Food, beverage and souvenir expenses as a percentage of food, beverage and souvenir income decreased from approximately 64.0% in fiscal 1994 to 56.1% in fiscal 1995, reflecting the elimination of promotional costs associated with a discontinued mail order catalog developed and distributed in fiscal 1994, a reduction of product costs, and economies of scale attributable to the increase in food, beverage and souvenir income.

   General and administrative expenses increased approximately $3.9 million, or 27.2%, from fiscal 1994 to fiscal 1995. The increase was primarily due to increases in wages and compensation, professional fees and other administrative expenses. General and administrative expenses as a percentage of total revenues increased from approximately 20.8% in fiscal 1994 to 22.2% in fiscal 1995.

   The Company's depreciation expense increased approximately $970,000, or 25.3%, from fiscal 1994 to fiscal 1995, primarily as a result of the ongoing expansion of the Company's motorsports facilities.

   The approximately $450,000 increase in the Company's net interest income was primarily attributable to an increase in average investment balances from fiscal 1994 to fiscal 1995.

   As a result of the foregoing, the Company's net income increased $3.8 million, or 26.1%, from $14.6 million in fiscal 1994 to $18.4 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

   The Company has historically generated sufficient cash flow from operations to fund its capital expenditures, investments and working capital needs, as well as to pay annual cash dividends. At August 31, 1996, the Company had a working capital deficit of $6.7 million, compared to working capital of $20.8 million at August 31, 1995, which was primarily attributable to the funding of DAYTONA USA's construction, the Company's indirect investment in Penske Motorsports and various expansion and improvement projects as described under "--Cash Flows" and "--Capital Expenditures."

   The Company also has two lines of credit with financial institutions totalling $16.0 million. One of the $8.0 million lines of credit expires in December 1996, and the other expires in September 1997. Borrowings under the credit facilities bear interest at the one-year LIBOR rate plus .75%. See Note 13 of Notes to the Company's Consolidated Financial Statements.

CASH FLOWS

   Net cash provided by operating activities was approximately $32.7 million in fiscal 1996, compared to $27.7 million in fiscal 1995. The difference between the Company's fiscal 1996 net income of $19.7 million and the $32.7 million of operating cash flow was primarily attributable to $6.3 million of depreciation, a $6.1 million increase in deferred income, a $1.4 million increase in deferred income taxes and a $1.2 million increase in accounts payable, partially offset by a $1.7 million increase in receivables and $1.4 million in undistributed income from equity investments.

   Net cash used in investing activities was $28.0 million in fiscal 1996, compared to $23.4 million in fiscal 1995. The Company's fiscal 1996 cash flow reflects $34.8 million in capital expenditures and the Company's $15.3 million indirect investment in Penske Motorsports, as well as $22.8 million of net proceeds from investments. See "--Capital Expenditures," "Business--Operations--Penske Motorsports" and Note 2 of Notes to the Company's Consolidated Financial Statements.

   Net cash used in financing activities was approximately $3.5 million in fiscal 1996, compared to $1.7 million in fiscal 1995. The Company's fiscal 1996 cash flow reflects $1.8 million of cash dividends and $1.7 million attributable to the repurchase of previously outstanding common stock.

CAPITAL EXPENDITURES

   Capital expenditures totalled approximately $34.8 million in fiscal 1996, compared to $16.8 million in fiscal 1995 and $19.7 million in fiscal 1994. The Company's fiscal 1996 capital expenditures related primarily to DAYTONA USA, the Company's addition to Daytona International Speedway's Winston Tower and other additions and improvements to the Company's motorsports facilities.

   The Company currently expects to make approximately $35.4 million of capital expenditures during the 15 months ending November 30, 1997 to complete the Winston Tower addition, to increase seating capacity as described in "Business--Growth Strategy--Expand Existing Facilities," and for a number of other improvements to the Company's motorsports facilities. The estimated amount of capital expenditures also includes $5.4 million attributable to the current renovation of the Company's new corporate headquarters facility and $8.0 million attributable to the Company's September 1996 purchase of real property in close proximity to Daytona International Speedway. See "Business--Motorsports Facilities."

FUTURE LIQUIDITY

   The Company believes that the proceeds of this Offering together with funds generated from operations will be sufficient to satisfy the Company's working capital requirements through at least fiscal 1997, as well as the Company's planned capital expenditures described in the preceding paragraph.

   The Company also believes that it will be able to obtain financing to fund the acquisition, development and/or construction of additional motorsports facilities should the Company implement this element of its growth strategy. However, there can be no assurance that adequate debt or equity financing will be available on satisfactory terms. See "Risk Factors--Uncertain Prospects of New Motorsports Facilities."


SEASONALITY AND QUARTERLY RESULTS


   The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. For example, the Mountain Dew Southern 500 is traditionally held on the Sunday preceding Labor Day. Accordingly, the admission revenue and expenses for that race and/or certain of its supporting events may be recognized in either the fiscal quarter ending August 31 or the fiscal quarter ending November 30.


   Historically, the Company has incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company will change its fiscal year-end from August 31 to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. In addition, the date for the Company's Diehard 500 race will be moved from the fiscal quarter ending August 31 to the fiscal quarter ending November 30 in 1997. The following table presents certain unaudited financial data for each fiscal quarter of fiscal 1995 and fiscal 1996 (in thousands, except per share amounts):


                                                 FISCAL QUARTER ENDED
                             -----------------------------------------------------------
                               NOVEMBER 30,     FEBRUARY 28,     MAY 31,     AUGUST 31,
                                   1994             1995           1995         1995
                             --------------- ---------------  ---------- -------------
Total revenues ............      $ 6,694          $35,022        $21,621       $18,835
Operating income (loss)  ..       (1,607)          18,942          6,091         4,270
Net income (loss) .........         (871)          11,672          3,653         3,909
Earnings (loss) per share..         (.03)             .34            .11           .11

                                                 FISCAL QUARTER ENDED
                             -----------------------------------------------------------
                               NOVEMBER 30,     FEBRUARY 28,     MAY 31,     AUGUST 31,
                                   1995             1996           1996         1996
                             --------------- ---------------  ---------- -------------
Total revenues ............      $ 8,542          $40,277        $24,176       $23,047
Operating income (loss)  ..       (1,474)          20,338          6,230         4,237
Net income (loss) .........       (1,020)          12,089          3,817         4,795
Earnings (loss) per share..         (.03)             .35            .11           .14

INFLATION


   Management does not believe that inflation has had a material impact on operating costs and earnings of the Company.

                                    NASCAR


   The National Association for Stock Car Auto Racing, Inc. ("NASCAR") has been influential in the growth and development of both the Company's operations and professional stock car racing generally. NASCAR, all of whose capital stock is beneficially owned by William C. France and James C. France, the Company's principal shareholders, is widely recognized as the premier official sanctioning body of professional stock car racing in the United States. See "Principal Shareholders" and "Certain Transactions." NASCAR conducts all races that constitute the Winston Cup and Busch Grand National stock car series, as well as the Craftsman Truck series and a number of other racing series and events. The Company derived approximately 78.3% of its total revenues from NASCAR-sanctioned racing events at the Company's facilities in fiscal 1996.


OVERVIEW OF STOCK CAR RACING

   Professional stock car racing developed in the Southeastern United States in the 1930's. It began to mature in 1947, when William H.G. France (the father of the Company's Chairman and President) organized NASCAR. The first NASCAR-sanctioned race was held in 1948 in Daytona Beach, Florida. In 1959, the Company completed construction of the Daytona International Speedway and promoted the first "Daytona 500." The motorsports industry began to gather momentum in the mid-1960's, when major North American automobile and tire manufacturers first offered engineering and financial support. In the early 1970's, NASCAR created a more elite circuit focused on the best drivers. Accordingly, it reduced the number of races in its premier series, now known as the Winston Cup series, from approximately 50 to approximately 30.

   NASCAR events, particularly Winston Cup races, enjoy a large and growing base of spectator support. Based on information developed independently by Goodyear, spectator attendance at Winston Cup and Busch Grand National events has increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, the entire 1996 Winston Cup series is currently broadcast to national television audiences by five networks: CBS, ABC, ESPN, TBS and TNN. In addition, Winston Cup, Busch Grand National and other major NASCAR-sanctioned races receive extensive national radio coverage, including on programs produced and syndicated by the Company's MRN Radio network. Management believes that increased media coverage has led to national recognition of NASCAR drivers, which has further increased the popularity of the sport, thereby resulting in (i) record NASCAR race attendance, (ii) increasing payments to track owners for broadcast rights and sponsorship fees, and (iii) increased sales of motorsports-related souvenirs. Management believes that the increasing payments for broadcast rights and sponsorship fees are also the result of the demographic appeal of the motorsports spectator base to advertisers. See "--Economics of Stock Car Racing-Spectators." Corporate sponsors of NASCAR-sanctioned events now include a large number of leading manufacturing and consumer products companies.

GOVERNANCE OF STOCK CAR RACING

   NASCAR regulates its membership (including drivers, their crews, team owners and track owners), the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements executed with track owners, each of which specifies the race date, the sanctioning fee and the purse. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the control of cars throughout the race, the election to stop or delay a race, "pit" activity, "flagging," the positioning of cars, the assessment of lap and time penalties and the completion of the race.


   By sanctioning an event, NASCAR does not warrant, either expressly or by implication, nor is it responsible for, the financial or other success of the sanctioned event or the number or identity of vehicles or competitors participating in the event. Similarly, no existing NASCAR sanction agreement, nor anything in the course of dealing between NASCAR and the Company, should be construed to require NASCAR to enter into a sanction agreement or to issue a sanction for any other event in the future.

ECONOMICS OF STOCK CAR RACING

   The primary participants in the business of stock car racing are spectators, sponsors, track owners, drivers and team owners.

   SPECTATORS.--Total attendance at all 1995 Winston Cup, Busch Grand National and Craftsman Truck Series events exceeded 7.4 million spectators. Moreover, according to Nielsen Media Research ("Nielsen"), approximately 58 million households watched televised Winston Cup events in 1995, reflecting an average of approximately 1.9 million households per event. The Company believes that the demographic profile of the growing base of spectators has considerable appeal to track owners, sponsors and advertisers. According to Simmons Market Research Bureau, Inc. and Performance Research, approximately 38% of NASCAR spectators are women and 69% are between the ages of 18 and 44. The Company believes that motorsports spectators are loyal to both the sport of motor racing and to the sponsors of the sport.

   SPONSORS.--Drawn to the sport by its attractive demographics, sponsors are active in all phases of professional stock car racing. In addition to directly supporting racing teams through the funding of certain costs of their operations, sponsors support track owners by paying fees associated with specific name events such as the "Pepsi 400", the "Diehard 500" or the "Busch Clash of '96." In return, sponsors receive advertising exposure through television and radio coverage, newspapers, race programs, brochures and advertising at the track on race day.

   TRACK OWNERS.--Track owners such as the Company market and promote events at their facilities. Their principal revenue sources generally include (i) admissions, (ii) television and radio broadcast fees, (iii) sponsorship fees,
(iv) food and beverage concessions, (v) the sale of merchandise such as souvenirs, collectibles and apparel, (vi) hospitality fees paid for catering receptions and private parties, (vii) parking, (viii) luxury suite rentals, and
(ix) advertising on track signage and in souvenir racing programs. Sanction agreements require race track operators to pay fees to the relevant sanctioning body for each sanctioned event conducted, including sanction fees and prize money. With the exception of NASCAR's Craftsman Truck Series, track owners negotiate directly with television and radio networks for coverage of NASCAR-sanctioned events.

   DRIVERS.--Although a majority of drivers contract independently with team owners, certain drivers own their own teams. Drivers receive income from contracts with team owners, sponsorship fees and prize money. Successful drivers may also receive income from personal endorsement fees and souvenir sales. The success and personality of a driver can be an important marketing advantage for team owners because it can help attract corporate sponsorships and generate sales for officially licensed merchandise vendors such as the Company.

   TEAM OWNERS.--In most instances, team owners bear the financial risk of placing their teams in competition. They (i) contract with drivers, (ii) acquire racing vehicles and support equipment, (iii) hire pit crews and mechanics, and
(iv) syndicate sponsorship of their teams.

THE WINSTON CUP

   The most prominent and well-attended NASCAR-sanctioned events are the Winston Cup events. According to statistics compiled by Goodyear, total attendance at Winston Cup events increased from approximately 3.3 million in 1990 to approximately 5.3 million in 1995.

   The Winston Cup Series begins in February with "Speedweeks" (consisting of the annual "Busch Clash" all star event, the Gatorade 125's and a number of other premier racing events culminating in the Daytona 500) and concludes with the "NAPA 500" in November. Including two all star races, 33 races are sanctioned annually to 18 tracks operating in 15 states. The following table shows the 1996 Winston Cup schedule (events held at facilities operated by the Company and Watkins Glen are noted in bold).

 DATE             TRACK LOCATION         RACE
------------------------------------------------------------------------
FEBRUARY 11       Daytona Beach, FL      Busch Clash of '96*
FEBRUARY 18       Daytona Beach, FL      Daytona 500
February 25       Rockingham, NC         Goodwrench 400
March 3           Richmond, VA           Pontiac Excitement 400
March 10          Hampton, GA            Purolator 500
MARCH 24          Darlington, SC         TranSouth Financial 400
March 31          Bristol, TN            Food City 500
April 14          N. Wilkesboro, NC      First Union 400
April 21          Martinsville, VA       Goody's Headache Powders 500
APRIL 28          Talladega, AL          Winston Select 500
May 5             Sonoma, CA             Save Mart Supermarkets 300
May 18            Concord, NC            The Winston Select*
May 26            Concord, NC            Coca-Cola 600
June 2            Dover, DE              Miller 500
June 16           Long Pond, PA          Pocono 500
June 23           Brooklyn, MI           Miller 400
JULY 6            Daytona Beach, FL      Pepsi 400
July 14           Loudon, NH             Slick 50 300
July 21           Long Pond, PA          Miller 500
JULY 28           Talladega, AL          Diehard 500
August 3          Indianapolis, IN       The Brickyard 400
AUGUST 11         Watkins Glen, NY       The Bud at the Glen
August 18         Brooklyn, MI           GM Goodwrench Service 400
August 24         Bristol, TN            Goody's Headache Powders 500
SEPTEMBER 1       Darlington, SC         Mountain Dew Southern 500
September 7       Richmond, VA           Miller 400
September 15      Dover, DE              MBNA 500
September 22      Martinsville, VA       Goody's 500
September 29      N. Wilkesboro, NC      Tyson Holly Farms 400
October 6         Concord, NC            UAW-GM Quality 500
October 20        Rockingham, NC         AC-Delco 400
October 27        Phoenix, AZ            Dura-Lube 500
November 10       Hampton, GA            NAPA 500

-----------------------
* Non-point event.

   As the table indicates, no track currently promotes more than two Winston Cup point events. The Company had sanctioning agreements for two such point events at each of its three superspeedways, as well as a sanctioning agreement for the non-point "Busch Clash of '96" all star race at Daytona International Speedway. In addition, the Company owns 50% of Watkins Glen, which had a sanctioning agreement for "The Bud at the Glen" Winston Cup race.

THE BUSCH GRAND NATIONAL SERIES AND OTHER NASCAR EVENTS

   The NASCAR circuit generally perceived as second in prominence to the Winston Cup is the Busch Grand National Series. In 1996, 26 Busch Grand National events will be promoted at over 20 tracks in 16 states. Many track owners, including the Company, host Busch Grand National events in conjunction with a Winston Cup event in order to boost overall attendance for a race weekend. The Company and Watkins Glen had sanctioning agreements for five Busch Grand National races in 1996: the Goody's Headache Powders 300, the Lysol 200, the Humminbird Fishfinder 500K and two Dura-Lube 200s, all of which were televised.

   In addition to Winston Cup and Busch Grand National events, NASCAR sanctions various other stock car racing events and series, including the NASCAR Winston Racing Series, Craftsman Truck Series, Goody's Dash Series and Winston West Series.

OTHER MOTORSPORTS

   Other motorsports include stock car racing not sanctioned by NASCAR, as well as "Indy car," "Formula One," sports car, motorcycle and go-kart racing.

   STOCK CAR RACING.--In addition to NASCAR, the Automobile Racing Club of America ("ARCA") sanctions a stock car racing circuit. In 1996, the Company promoted two ARCA races, including the Daytona ARCA 200, the annual season-opener for the ARCA Bondo/Mar-Hyde Supercar series. The Company also promoted two of the four races in the International Race of Champions ("IROC") series, in which a selected field of 12 drivers from different motorsports disciplines compete in equally prepared Pontiac Firebird Trans-Ams.


   INDY CAR RACING.--"Indy cars" take their name from cars which race at the Indianapolis Motor Speedway, which holds the "Indianapolis 500" on the Sunday before Memorial Day every year. Indy car racing is sanctioned by two associations: United States Auto Club ("USAC"), which governs the conduct of the Indianapolis 500 and races comprising the newly formed Indy Racing League; and Championship Auto Racing Teams, Inc. ("CART"), which was formed by Indy car owners in 1979. The Company does not currently promote or have plans to promote Indy car races.

   FORMULA ONE AND SPORTS CAR RACING.--Formula One car races are typically held outside the United States and are sanctioned by the Federation Internationale de l'Automobile ("FIA"). Although FIA also serves as an umbrella organization for other sanctioning bodies for Company-promoted races, the Company does not currently promote Formula One races. Sports car racing is sanctioned in the United States by the Sports Car Club of America ("SCCA") and by the International Motor Sports Association ("IMSA"), which sanction races held on road courses throughout the country. The Company promotes a number of sports car racing events sanctioned by SCCA and IMSA, including the Rolex 24 at Daytona, the premier sports car endurance event held in the United States.


   MOTORCYCLE AND GO-KART RACING.--The American Motorcyclists Association ("AMA") sanctions motorcycle races and the World Karting Association ("WKA") sanctions go-kart races. The Company promotes numerous motorcycle and go-kart racing events at its facilities, including the Daytona 200 by Arai (part of the AMA Superbike National Championship Series) and the BMW Battle of the Legends, each of which is conducted in connection with the Company's Camel Motorcycle Week held each Spring in Daytona Beach.

                                    BUSINESS

   The Company is a leading promoter of motorsports activities in the United States. The Company owns and operates three of the nation's premier superspeedways--Daytona International Speedway in Florida, home of the Daytona 500, widely recognized as the most prestigious stock car race in the world; Talladega Superspeedway in Alabama, the fastest stock car track; and Darlington Raceway in South Carolina, the first stock car superspeedway. The Company also operates Tucson Raceway Park in Arizona, owns a 50% interest in the Watkins Glen International road course in New York, and holds a 12% interest in Penske Motorsports, Inc., which owns and operates Michigan International Speedway and Pennsylvania's Nazareth Speedway and is constructing The California Speedway near Los Angeles. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports themed-entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.

   The Company, including Watkins Glen, currently promotes over 70 stock car, sports car, truck, motorcycle and other racing events annually, including seven Winston Cup races, five Busch Grand National races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. In fiscal 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 78.3% of the Company's total revenues. Based on statistics developed by Goodyear, spectator attendance at NASCAR's Winston Cup and Busch Grand National events increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, each of CBS, ABC, ESPN, TBS and TNN has recently experienced increased ratings for its televised NASCAR Winston Cup events. Attracted by these increases in spectators and ratings, leading consumer product and manufacturing companies have expanded their participation in the motorsports industry. The Company's major sponsors include Pepsi, Anheuser Busch, Sears, Winston, Gatorade, Pontiac, Ford, Chevrolet, Goodyear, Dupont and Rolex.

OPERATING STRATEGY

   Key elements of the Company's general operating strategy emphasize (i) senior management's long-standing involvement with the development and growth of the motorsports industry, (ii) ongoing capital improvements and other efforts designed to maximize race spectators' total entertainment experience, (iii) marketing programs targeting both corporate customers and consumers, (iv) the development of long-term relationships with sponsors, and (v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.

   LONG-TERM PERSPECTIVE OF MOTORSPORTS INDUSTRY. Members of the France family have been involved in senior management positions with the Company since its formation in 1953. In addition, the France family has been instrumental in the development of the nation's motorsports industry through their organization and control of NASCAR. See "NASCAR." The Company believes that senior management's extensive network of contacts in the motorsports industry, as well as the Company's reputation as a long-term steward for the sport, frequently enhance the Company's ability to learn of and pursue new market and other growth opportunities. The Company also believes that the France family's long-standing involvement with the Company has provided a number of other significant competitive advantages, including a reduced risk of disruption in the Company's operating policies and long-range strategies, which in turn provides an assurance of continuity to employees, sponsors, sanctioning bodies and other entities that enter into commitments or relationships with the Company. Moreover, the experience and expertise of the Company and its senior management team extend beyond stock car racing to a wide variety of other motorsports disciplines, including sports cars and motorcycles.

   COMMITMENT TO CUSTOMER SATISFACTION. The Company believes that its growth has to a significant degree resulted from its emphasis on enhancing race spectators' total entertainment experience. The Company continually strives to increase the comfort, view and amenities offered to race spectators, which management believes serves to maximize customer loyalty. To that end, the Company has in recent years engaged in a series of capital improvements, including the construction of additional permanent grandstand seating, new luxury suites, innovative corporate entertainment facilities and a number of improvements to food and beverage concession, restroom and other customer convenience facilities. The fiscal 1996 capital expenditures attributable to such improvement projects totalled approximately $12.7 million. The Company's efforts to improve customer satisfaction have also included the hiring of an event coordinator responsible for upgrading the performance of the Company's temporary event personnel, as well as the establishment of Americrown, the Company's concessions and catering subsidiary.


   EMPHASIS ON MARKETING. Management believes that it is important to market the Company's scheduled racing events to both corporate customers and consumers. The Company's marketing and promotional activities include the direct solicitation of prospective event sponsors and other corporate sponsors by the Company's Vice President-Marketing, other executive officers, members of the Company's seven-person marketing staff and marketing personnel at each of the Company's superspeedways. Sponsorship-related marketing opportunities for a typical race event include luxury suite rentals, block ticket sales, Company-catered hospitality, and souvenir race program and track signage advertising. The Company also markets its events by offering tours of its facilities, advertising on television and radio, conducting direct mail campaigns and staging a wide variety of pre-race promotional activities. Moreover, the DAYTONA USA entertainment complex and the Company's computer and video game, apparel and other merchandise licenses are intended in part to increase the awareness and popularity of motorsports with younger spectators and thereby ensure a foundation for future growth.

   DEVELOPMENT OF STRATEGIC ALLIANCES WITH SPONSORS. Management believes that the promotional and advertising expenditures of major sponsors provide the Company with a wide variety of indirect marketing and other benefits. Accordingly, the Company devotes significant resources to developing long-term relationships with leading consumer products and manufacturing companies. Although the identities of sponsors and the terms of sponsorships change from time to time, principal Company sponsors currently include Pepsi, Anheuser Busch, Winston, Sears and Rolex. Some contracts allow the sponsor to name a particular racing event, as in the "Diehard 500" and the "Pepsi 400." Other consideration ranges from official car designation to advertising and promotional rights in the sponsor's product category. Management believes that the commitments of Ford, Dupont, Gatorade, Goodyear, STP, Pontiac, Chevrolet, Circuit City and others as founding sponsors for the Company's DAYTONA USA entertainment complex demonstrate the opportunities for strategic alliances available to the Company in today's competitive marketing environment.

   UTILIZATION OF MEDIA TO MAXIMIZE EXPOSURE. The Company negotiates directly with network and cable television companies for live coverage on all of its races except NASCAR's Craftsman Truck Series. All of the Company's Winston Cup and Busch Grand National races are televised on CBS, ESPN, TBS and TNN, and management intends to seek similar arrangements for other racing events when opportunities arise. The Company also produces and syndicates its Winston Cup, Busch Grand National and Craftsman Truck series races, as well as other races promoted by the Company or third parties, over MRN Radio, its proprietary motor racing network. MRN Radio programs are currently carried by more than 400 radio stations. See "--Operations--MRN Radio." Management also seeks to increase the visibility of its racing events and facilities through local and regional media interaction.

GROWTH STRATEGY

   The Company intends to increase its revenues and profitability by capitalizing on both its existing competitive strengths and the growth and popularity of motorsports generally. Key components of this growth strategy are as follows:

   EXPAND EXISTING FACILITIES. Management believes that the spectator demand for its largest events continues to exceed existing seating capacity. Accordingly, the Company plans to continue its expansion by adding permanent grandstand seating and luxury suites at each of its superspeedways. During fiscal

1997, the Company expects to (i) complete its pending addition to Daytona International Speedway's Winston Tower, which will add 15 new luxury suites seating approximately 360 spectators and approximately 1,350 premium-level grandstand seats, (ii) complete construction of approximately 12,500 additional grandstand seats on Daytona International Speedway's backstretch,
(iii) add 10 additional suites and approximately 6,500 grandstand seats at Talladega Superspeedway, and (iv) add approximately 7,900 grandstand seats at Darlington Raceway. These expansion projects are expected to require an aggregate of approximately $22.0 million of capital expenditures during the 15 months ending November 30, 1997. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In the long term, the Company intends to continue to expand each of its superspeedways based upon customer demand and available capital.

   CAPITALIZE ON "DAYTONA" FRANCHISE. Management believes that the Daytona International Speedway enjoys international brand name recognition as a result of its association with the sport's history and development, the prestige and caliber of the Daytona 500 and other racing events held at the track, as well as the generally greater speeds resulting from its length and unique, high banked tri-oval configuration, all of which provide a significant competitive advantage. In addition, Daytona International Speedway's landmark position as the "World Center of Racing" is supported by serving as venue for racing events in a wide variety of motorsports races held on nine different weekends, including (i) the supercross, vintage, road race and other motorcycle events held in conjunction with Daytona's annual Camel Motorcycle Week, (ii) the IMSA sports car endurance races hosted by the Company, including the Rolex 24 at Daytona, and (iii) the season opener for the IROC series, in which a selected field of 12 drivers from different motorsports disciplines compete in equally prepared Pontiac Firebird Trans-Ams.

   The Company has recently initiated a number of projects to capitalize on Daytona's prestige and brand name recognition. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction. This approximately $20.0 million entertainment complex includes interactive media, theaters, historical memorabilia and exhibits. See "--Operations--DAYTONA USA." Management believes that this complex will be able to capitalize on the year-round tourism generated by Disney World and other Central Florida attractions, thereby (i) increasing the usage of the Company's Daytona facility, (ii) expanding the Company's concessions, track tour and souvenir sales, and (iii) providing greater visibility for the Company's business and motorsports generally, which in turn is expected to increase spectator interest. Management also believes that the Company's relationships with DAYTONA USA's founding sponsors will provide a springboard to expanded strategic alliances in the future. Other examples of the Company's ability to take advantage of its brand recognition include Sega Corp.'s popular DAYTONA USA video arcade and CD ROM computer race games, which have generated both royalty fees and increased consumer awareness of the Company's motorsports activities, particularly among the youth market.

   INCREASE TELEVISION REVENUES. Motorsports are experiencing significant growth in television viewership. According to USA Today, the 1995 Winston Cup races televised by CBS, ABC, ESPN, TBS, and TNN reflected ratings increases of 15%, 16%, 22%, 25% and 28%, respectively. Moreover, according to Nielsen, the Company's Daytona 500 and Winston Select 500 racing events had the highest Winston Cup network and cable television ratings, respectively, in 1995 with the Daytona 500 reaching almost 7.5 million households. This significant growth in viewership, together with unique market conditions that favor prestigious "content" providers, is expected to result in higher broadcast rights fees from television networks in the near future. The Company recently signed an agreement with CBS with respect to the television broadcast rights for the 1997 Diehard 500, as well as the Busch Clash of '97, Gatorade 125's, Daytona 500 and Busch Grand National race to be held in the 1997 Speedweeks. In addition, the Company has an agreement with ESPN to televise each of the Company's other 1997 Winston Cup events, as well as the February 1997 Speedweeks events not being televised by CBS, including the season openers for the NASCAR Goody's Dash and ARCA Bondo/Mar-Hyde Supercar series. Moreover, although a definitive contract has not been executed, the Company has an agreement in principle with CBS to broadcast the Daytona 500, the 300 mile Busch Grand National race held during Speedweeks, the Pepsi 400, the Busch Clash and the Gatorade 125's from 1998 through 2001. The Company also has an agreement in principle with ESPN to broadcast five Winston Cup races, four Busch Grand National races and one ARCA race to be promoted by the Company from 1998 through 2001.

   ACQUIRE OR DEVELOP ADDITIONAL MOTORSPORTS FACILITIES. The Company also intends to pursue growth through the acquisition and/or development of motorsports facilities as appropriate opportunities arise. Management believes that the Company's November 1995 investment in Penske Motorsports exemplifies the Company's commitment to increasing its motorsports presence. In addition, the Company recently engaged an independent sports facility consultant to assist the Company with feasibility analyses and management's contemplated exploration of public/ private partnerships, all of which activities are intended to lead to the development of one or more motorsports facilities in new markets. Moreover, senior management personnel regularly review acquisition prospects that would augment or complement the Company's existing operations or otherwise offer significant growth opportunities. However, there can be no assurance that suitable candidates will be available or, because of competition from other potential purchasers or other business reasons, that the Company will be able to consummate acquisitions of additional motorsports facilities on satisfactory terms. At the present time, the Company does not have any arrangement or understanding with respect to any acquisition transactions or the financing thereof. See "Risk Factors--Uncertain Prospects of New Motorsports Facilities."

   EXPAND USE OF EXISTING RESOURCES AND FACILITIES. The Company believes that it will be able to expand the use of its facilities and resources by providing outsourcing services to other promoters of large sports and entertainment events. For example, the Company has been able to capitalize on Americrown's large fleet of mobile food service equipment by providing concessions and catering for a number of unaffiliated, outdoor sporting events in the southeastern United States, including several LPGA golf tournaments and the Indy 200 held at Disney World. Management intends to take similar advantage of its extensive network of event personnel, including supervisory, security, gate admission and other employees, by offering turnkey temporary employee services to third party promoters. In addition, the Company will continue to seek revenue-producing uses for the Company's track facilities on days not committed to racing events. Such other uses may include car shows, auto fairs, driving schools, vehicle testing and settings for television commercials, print advertisements and motion pictures.

OPERATIONS

   The Company's operations consist principally of racing events at its four tracks. The Company also owns a 50% interest in Watkins Glen and a 12% interest in Penske Motorsports. In addition, the Company owns and operates the DAYTONA USA entertainment complex, provides catering and concession services to third parties and operates the MRN Radio network.

   Approximately $75 million, or 78.3%, of the Company's fiscal 1996 revenues were attributable to NASCAR-sanctioned races at the Company's facilities, including applicable admissions, luxury suite rental, sponsorship, television and MRN Radio broadcast, food and beverage concession and catering, souvenir, advertising and other revenues. Winston Cup and Busch Grand National races accounted for approximately 84.5% and 11.7%, respectively, of such fiscal 1996 NASCAR-sanctioned race event revenues, with the approximately 3.8% balance attributable to Craftsman Truck, Goody's Dash and other NASCAR racing series. The Company's fiscal 1996 revenues that were not attributable to NASCAR-sanctioned races at the Company's facilities were derived from a number of various sources, including (i) admission and luxury suite rental revenue from racing events sanctioned by bodies other than NASCAR, (ii) broadcast and sponsorship fees for such non-NASCAR racing events, (iii) MRN Radio's revenues from the sale of advertising and rights fees paid by broadcast affiliates with respect to events other than NASCAR-sanctioned races at the Company's facilities, (iv) Americrown's catering and concession revenues for the Company's non-NASCAR racing events, as well as unaffiliated sporting events, (v) admissions and sponsorship fees attributable to DAYTONA USA, and (vi) other revenues unrelated to racing events such as hangar rentals and gas sales at the Talladega Municipal Airport. None of foregoing non-NASCAR revenue sources accounted for over 5% of the Company's fiscal 1996 revenues.

RACING EVENTS

   The 1996 race schedule for the Company and Watkins Glen, its 50%-owned subsidiary, includes eight Winston Cup races (including the Busch Clash of '96 all star event), five Busch Grand National races and various other NASCAR races and events. In addition, the Company promotes a number of other stock car, sports car, motorcycle and go-kart racing events, including events sanctioned by IMSA, ARCA, USAC, SCCA, AMA, WKA, the Championship Cup Series ("CCS"), the American Historic Racing Motorcycle Association ("AHRMA") and the Sportscar Vintage Racing Association ("SVRA"). The 1996 racing schedule for events promoted by the Company and Watkins Glen is as follows:

                                                               SANCTIONING
        DATE                         EVENT                        BODY             TRACK
-------------------------------------------------------------------------------------------
         February 2                     90-Minute Endurance             IMSA           Daytona
                                               Championship
       February 3-4                     Rolex 24 at Daytona             IMSA           Daytona
        February 10            Busch Pole Day (Daytona 500)           NASCAR           Daytona
        February 11                      Busch Clash of '96           NASCAR           Daytona
                                           Daytona ARCA 200             ARCA           Daytona
        February 15                          Gatorade 125's           NASCAR           Daytona
        February 16                         Daytona USA 200           NASCAR           Daytona
                                True Value Firebird IROC XX           NASCAR           Daytona
        February 17             Goody's Headache Powder 300           NASCAR           Daytona
        February 18                             Daytona 500           NASCAR           Daytona
          March 1-3                        CCS/NASB Weekend              CCS           Daytona
          March 4-5                           Classics Days            AHRMA           Daytona
            March 8                    750 Supersport Final              AMA           Daytona
                                  BMW Battle of the Legends            AHRMA           Daytona
                             International Lightweight 100K              AMA           Daytona
            March 9             Daytona Supercross by Honda              AMA           Daytona
           March 10            600 Supersport International              AMA           Daytona
                                             Challenge 100K
                            Harley-Davidson Supertwin Final              AMA           Daytona
                                        Daytona 200 By Arai              AMA           Daytona
           March 22          Busch Pole Day (TranSouth 400)           NASCAR        Darlington
           March 23                           Dura-Lube 200           NASCAR        Darlington
           March 24                 TranSouth Financial 400           NASCAR        Darlington
            April 6                           Opening Night           NASCAR            Tucson
           April 13                NASCAR Super Late Models           NASCAR            Tucson
           April 20                NASCAR Super Late Models           NASCAR            Tucson
           April 26      Toro Pole Day (Winston Select 500)           NASCAR         Talladega
           April 27                NASCAR Super Late Models           NASCAR            Tucson
                                          Mountain Dew 500K             ARCA         Talladega
                                True Value Firebird IROC XX           NASCAR         Talladega
           April 28                      Winston Select 500           NASCAR         Talladega
              May 4                NASCAR Super Late Models           NASCAR            Tucson
                                     SCCA National/Regional             SCCA           Daytona
              May 5                  SCCA National/Regional             SCCA           Daytona
             May 11                NASCAR Super Late Models           NASCAR            Tucson
             May 18                NASCAR Super Late Models           NASCAR            Tucson
          May 24-26                      SCCA Glen Regional             SCCA      Watkins Glen
             May 25                                NAPA 200           NASCAR            Tucson
             June 1                NASCAR Super Late Models           NASCAR            Tucson
             June 8                NASCAR Super Late Models           NASCAR            Tucson
                              3-Hour Endurance Championship             IMSA      Watkins Glen

                                       28

                                                               SANCTIONING
        DATE                         EVENT                        BODY             TRACK
-------------------------------------------------------------------------------------------
             June 9       Auto Palace Challenge at the Glen             IMSA      Watkins Glen
                                    First Union of the Glen             IMSA      Watkins Glen
                                        Presented by Acxiom
            June 15                           Valvoline 200           NASCAR            Tucson
            June 22                NASCAR Super Late Models           NASCAR            Tucson
         June 28-30                       Formula Ford 2000        SCCA/USAC      Watkins Glen
                                               Barber-Dodge             SCCA      Watkins Glen
                                                  Lysol 200           NASCAR      Watkins Glen
            June 29                   4th of July Fireworks           NASCAR            Tucson
             July 4              Busch Pole Day (Pepsi 400)           NASCAR           Daytona
             July 6                               Pepsi 400           NASCAR           Daytona
                                 NASCAR Limited Late Models           NASCAR            Tucson
            July 13                  Larry Branden Memorial           NASCAR            Tucson
         July 13-14                     Glen U.S. Nationals             SCCA      Watkins Glen
            July 20                NASCAR Super Late Models           NASCAR            Tucson
            July 26            Dixie Cups & Plates Pole Day           NASCAR         Talladega
                                              (DieHard 500)
            July 27              Humminbird Fishfinder 500K           NASCAR         Talladega
                                   NASCAR Super Late Models           NASCAR            Tucson
            July 28                             DieHard 500           NASCAR         Talladega
           August 3                NASCAR Super Late Models           NASCAR            Tucson
           August 9                      RCA Qualifying Day           NASCAR      Watkins Glen
                                          (Bud at the Glen)
          August 10                             Winston 100           NASCAR            Tucson
                                 Serengeti Eyewear Trans-Am             SCCA      Watkins Glen
                                        Burnham Boilers 150           NASCAR      Watkins Glen
          August 11                         Bud at the Glen           NASCAR      Watkins Glen
          August 17                           SCCA Regional             SCCA           Daytona
                                   NASCAR Super Late Models           NASCAR            Tucson
          August 18                           SCCA Regional             SCCA           Daytona
       August 23-25                    SCCA World Challenge             SCCA      Watkins Glen
                                           Watkins Glen 100           NASCAR      Watkins Glen
                                          Parts America 150           NASCAR      Watkins Glen
          August 24                     Troy Rouse Memorial           NASCAR            Tucson
          August 30            Busch Pole Day (Mountain Dew           NASCAR        Darlington
                                              Southern 500)
          August 31              Dura-Lube 200 Presented by           NASCAR        Darlington
                                                   AutoZone
                                   NASCAR Super Late Models           NASCAR            Tucson
        September 1               Mountain Dew Southern 500           NASCAR        Darlington
      September 6-8           Zippo U.S. Vintage Grand Prix             SVRA      Watkins Glen
        September 7                NASCAR Super Late Models           NASCAR            Tucson
       September 14                NASCAR Super Late Models           NASCAR            Tucson
       September 21                              Tucson 125           NASCAR            Tucson
       September 28                NASCAR Super Late Models           NASCAR            Tucson
          October 5           3-Hour Endurance Championship             IMSA           Daytona
                                               Bud Shootout           NASCAR            Tucson
          October 6           3-Hour IMSA Finale at Daytona             IMSA           Daytona
      October 17-20                        Fall Cycle Scene              CCS           Daytona
     December 26-30           WKA Enduro World Championship              WKA           Daytona

   PENSKE MOTORSPORTS


         The Company indirectly holds an approximately 12% equity interest in Penske Motorsports, Inc., a publicly traded promoter and marketer of motorsports events ("Penske Motorsports"). Penske Motorsports owns and operates Michigan International Speedway in Brooklyn, Michigan and Nazareth Speedway in Nazareth Pennsylvania. Penske Motorsports is also constructing The California Speedway near Los Angeles, California, which is expected to be completed in the 1997 racing season. Major racing events promoted by Penske Motorsports in 1996 include two Winston Cup races, two Busch Grand National races, two Indy car races sanctioned by CART, two ARCA races, one Craftsman Truck race and one IROC race.

         As shown in the chart below, the Company's ownership interest in Penske Motorsports derives from its 20% interest in PSH Corp., the record holder of approximately 60% of the outstanding common stock of Penske Motorsports and an 80%-owned subsidiary of the privately held Penske Corporation. See Note 2 of Notes to the Company's Consolidated Financial Statements for additional information with respect to this equity investment.


------------------------------------------------------                   ---------------------------------------------
                 PENSKE CORPORATION                                           INTERNATIONAL SPEEDWAY CORPORATION
------------------------------------------------------                   ---------------------------------------------
                            100%                                                                  100%
       ------------------------------------------                               -----------------------------------
               PENSKE PERFORMANCE, INC.                                             FACILITY INVESTMENTS, INC.
       ------------------------------------------                               -----------------------------------

                            80%                                                              20%
                            ----------------------                              -----------------
                                                   ----------------------------
                                                            PSH CORP.
                                                   ----------------------------
                                                                   =60%

                                             ---------------------------------------
                                                    PENSKE MOTORSPORTS, INC.
                                             ---------------------------------------


         Although two of the Company's directors serve on the Board of Penske Motorsports, the Company does not control Penske Motorsports. Pursuant to the Investment and Development Agreement, dated as of November 22, 1995, as amended, between the Company and Penske Corporation (the "Investment and Development Agreement"), as long as PSH Corp. owns a majority of the issued and outstanding voting stock of Penske Motorsports, the Company is permitted to designate a percentage of the members of the Board of Directors of each of Penske Motorsports and certain of its subsidiaries equal to the greater of (i) 20.0% or
(ii) the percentage of stock ownership of the Company in PSH Corp. as adjusted to reflect changes in such percentage; provided, however, that the Company may designate at least two such persons to each such Board so long as the Company owns at least 10.0% of the outstanding Common Stock of PSH Corp., and one person to each such Board so long as the Company owns at least 2.0% of the outstanding Common Stock of PSH Corp. Messrs. France and Combs are the current Company designees for each such Board. As long as the Company is permitted to have at least two designees to a Board, at least one designee shall serve on any executive or similar committee that may be created by the applicable Board. If PSH Corp. no longer owns a majority of the issued and outstanding voting stock of Penske Motorsports, the foregoing obligations of Penske Corporation are to be met on a "best efforts" basis.

         Pursuant to the Shareholders Agreement, dated as of November 22, 1995, as amended, among Penske Performance, Inc., Facility Investments, Inc., and PSH Corp., if either Penske Performance, Inc. or Facility Investments, Inc. desires to transfer any shares of capital stock of PSH Corp. to an unrelated third party, it first must offer such shares to the other shareholder on the same terms and conditions as the proposed transfer. Pursuant to the Shareholders Agreement, also dated as of November 22, 1995, as amended, among PSH Corp., Kaiser Resources, Inc. and Penske Motorsports, and the Investment and Development Agreement if Kaiser Resources, Inc. desires to transfer any of the shares of Penske Motorsports it owns for consideration to an unrelated party, Kaiser must offer such shares on the same terms and conditions as the proposed transfer, first to the Company and if the Company elects not to purchase such shares, then to PSH Corp.

   DAYTONA USA

   On July 5, 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction. This motorsports-themed entertainment complex is located in an approximately 50,000-square foot facility adjacent to the existing "World Center of Racing" Visitors Center at Daytona International Speedway. DAYTONA USA includes (i) a walk-through replica of Daytona International Speedway's famed twin tunnels, (ii) the Goodyear Heritage of Daytona historical exhibits and memorabilia, including Malcom Campbell's original Bluebird V (the car which set the world land speed record on the hard-packed sand of Daytona Beach in 1935), a replica of the Daytona Beach gas station which "Big Bill" France once owned, and a display featuring the Daytona Speedway's role in the 1989 filming of "Days of Thunder" with Tom Cruise, (iii) the Goodyear Great Moments Theater, which includes a CBS television presentation of highlights from past Daytona 500 races, (iv) a Heroes of the Track video presentation that features the biggest names in racing, including Richard Petty, Dale Earnhardt, Bill Elliott, Rusty Wallace and Darrell Waltrip, (v) interactive displays such as the General Motors Trilon Trivia Tower computer trivia game and "You Broadcast the Race," where visitors can obtain tapes of their own broadcasting of an exciting race finish,
(vi) Dupont's Technology of Speed, featuring a race car that comes apart vertically, revealing first the fiberglass skin, then the steel frame and finally the chassis and motor, (vii) Ford's 16-Second Pit Stop Challenge, in which audience members participate in a simulated pit stop that tests how fast they can change tires, pump gas and clean windshields on a real race car, and
(viii) Pepsi Theatre's "The Daytona 500," a film that utilizes a screen 55 feet wide and 26 feet tall and unique video and sound technologies designed to provide viewers with a virtual racing experience.

   Adjoining DAYTONA USA are (i) Sega Speedway, a high tech arcade using state of the art video technology and computerized, "virtual" racing simulators, (ii) Pit Shop, which sells DAYTONA USA, Daytona International Speedway, NASCAR and race team clothing, books, collectibles and souvenirs, (iii) the Fourth Turn Grill concessions facility, and (iv) Western Auto's Speedway Tours, a tram tour of the Speedway's garage area, pit road and high banked track. Management believes that DAYTONA USA and these adjoining attractions appeal to individual tourists, tour groups, conventions and the Company's corporate sponsors.

   AMERICROWN

   The Company's Americrown subsidiary has conducted the food, beverage and souvenir concession operations at Daytona International Speedway and Talladega Superspeedway since September 1992 and at Darlington Raceway since 1989. Americrown is also responsible for providing catering services to corporate customers both in suites and entertainment chalets at the Company's superspeedway facilities. Americrown was initially formed to conduct concessions operations as part of the Company's ongoing efforts to enhance race spectators' total entertainment experience. See "--Operating Strategy--Commitment to Enhancement of Customer Satisfaction." Beginning in 1995, the Company expanded Americrown's operations to include food, beverage and other services at unaffiliated sporting events and thereby capitalize on Americrown's expertise and mobile concessions equipment. Americrown has provided catering and concession services for the Indy 200 held at Disney World, catering and concessions for LPGA golf tournaments held in Atlanta and Daytona Beach, and catering for events held at the Metro-Dade Homestead Motorsports Facility south of Miami.

   MRN RADIO


   The Company's proprietary MRN Radio network produces and syndicates Winston Cup, Busch Grand National and other races promoted by the Company and others. MRN Radio also produces daily and weekly NASCAR racing programs, as well as Ned Jarrett's "World of Racing" program. MRN Radio programs are currently carried by over 400 radio stations. The Company derives revenue from the sale of advertising on MRN Radio and rights fees paid by broadcast affiliates. In addition, management believes that MRN Radio enhances the Company through increased media exposure to an expanding radio audience.

   OTHER ACTIVITIES

   The Company from time to time uses its track facilities for car shows, auto fairs, vehicle testing and settings for television commercials, print advertisements and motion pictures. For example, Harley Davidson uses Talladega Superspeedway as a test facility for its motorcycles. See "-Growth Strategy--Expand Use of Existing Facilities and Resources." The Company also operates Talladega Municipal Airport, which is located adjacent to the Talladega Superspeedway.

MOTORSPORTS FACILITIES

   The following table sets forth the track name, location, approximate acreage and approximate track length of each of the Company's speedway facilities. The Company's superspeedways host three of the four events included in NASCAR's "Winston Select Million," a special promotion began in 1985 that pays $1,000,000 to any driver that wins three of the four specified races. The three events hosted by the Company are (i) the Daytona 500 at Daytona International Speedway, the most prestigious stock car racing facility, (ii) the Winston Select 500 at Talladega Superspeedway, the fastest stock car track, and (iii) the Mountain Dew Southern 500 at Darlington Raceway, the first stock car superspeedway.

                                                                 APPROXIMATE      APPROXIMATE
           TRACK NAME                       LOCATION               ACREAGE       TRACK LENGTH
-------------------------------- ---------------------------    --------------  ---------------
Daytona International Speedway    Daytona Beach, Florida              440          2.5 miles
Talladega Superspeedway ........  Talladega, Alabama                1,365          2.6 miles
Darlington Raceway .............  Darlington, South Carolina          230          1.3 miles
Tucson Raceway Park ............  Tucson, Arizona                      58           .4 miles
Watkins Glen International*  ...  Watkins Glen, New York            1,100          3.4 miles

-------------------
* Operated by the Company's 50%-owned subsidiary.

   DAYTONA INTERNATIONAL SPEEDWAY. Daytona International Speedway, together with the Company's current executive offices, are located on approximately 440 acres of leased land in Daytona Beach, Florida. The Company's lease with the Daytona Beach Racing and Recreational Authority expires in 2032, including renewal options. The Company also owns approximately 15 acres of property adjacent to the Daytona International Speedway. The Daytona International Speedway is a high banked, asphalt superspeedway which also includes a 3.6 mile road course. Management believes that this superspeedway, completed in 1959, includes a number of unique features that provide a significant competitive advantage, including (i) a tri-oval design which provides optimum viewing for race fans,
(ii) a twin tunnel underground entry system which offers easy access before and during events, and (iii) 31-degree banking which, when combined with the track's
2.5 mile length, permits exceptionally high lap speeds.

   At August 31, 1996, Daytona International Speedway had 109,688 grandstand seats, 23 suites (including air conditioned luxury sky boxes and Winston Tower suites that include access to hospitality areas) that include a total of 1,961 additional seats, and 30 "Paddock Club" suites that provide seating for 1,500 in Daytona's infield. During major events, the Company also uses a chalet village containing up to 73 hospitality tents that seat up to 9,600. As part of its ongoing expansion and improvement efforts, in July 1995 the Company began construction on an addition to its Winston Tower that will add 15 suites seating approximately 360 spectators, approximately 1,350 premium-level grandstand seats and catering and concession facilities. This project is expected to be completed by February 1997. In addition, the Company is currently engaged in constructing approximately 12,500 additional grandstand seats on Daytona's existing "backstretch," adding a sports club, expanding Daytona International's hospitality facilities and improving the track's "victory lane," pit and recreational vehicle areas.

   TALLADEGA SUPERSPEEDWAY. Talladega Superspeedway, which holds the record for the fastest lap speed attained in stock car racing, is a high banked, tri-oval track with an infield road course. The facility is located about 1 1/2 hours from Atlanta, Georgia and 45 minutes from Birmingham, Alabama. The track and related parking areas are located on approximately 1,365 acres owned by the Company, most of which is reserved for agricultural uses. The Company also owns an additional 115 acres of undeveloped property located immediately north of the entrance to the Talladega track. At August 31, 1996, the facility included 94,056 grandstand seats, 12 luxury suites containing an additional 960 seats, a Paddock Club Suite for up to 240 spectators, and 65 hospitality chalets providing seating for approximately 8,600. The facility also includes a 400-acre campground facility, the International Motorsports Hall of Fame, hospitality and souvenir villages, as well as ticket and administrative offices. Pending capital improvement projects at the Talladega Superspeedway include the construction of 10 suites, approximately 6,500 additional grandstand seats and certain other infrastructure improvements.

   DARLINGTON RACEWAY. Darlington Raceway, the first superspeedway to host a NASCAR-sanctioned race, is a high banked track located on approximately 230 acres owned by the Company. The Darlington facility includes the 1.3 mile track commonly known as "too tough to tame/registered trademark/," grandstands that seat 42,038 spectators, four luxury suites containing an additional 515 seats and 18 hospitality chalets providing seating for 3,800. Pending capital projects include the construction of approximately 7,900 additional grandstand seats and the reconfiguration of the track to "flip" the existing start/finish line and backstretch.

   TUCSON RACEWAY PARK. Tucson Raceway Park includes a progressively banked, 3/8 mile paved oval track, grandstands providing seating for approximately 5,400 spectators, a luxury suite and other spectator facilities located on part of the Pima County Fairgrounds. The Company's sublease with the fairground manager expires in 2013, including renewals. The Company has no current plans to expand this facility.

   WATKINS GLEN INTERNATIONAL. Watkins Glen International is a 3.4 mile road course track located on approximately 1,100 acres owned by Watkins Glen, which is 50%-owned by the Company. The grandstands at Watkins Glen International seat 33,221 spectators.

   OTHER FACILITIES. In addition to its motorsports facilities, the Company (i) owns concession facilities in Daytona Beach and in Talladega, (ii) leases real estate and office space in Talladega, and (iii) leases the property and premises at the Talladega Municipal Airport. The lease for the Company's Talladega business offices, located within the International Motorsports Hall of Fame, expires in 1997, including renewals. The Company's lease for the Talladega Municipal Airport expires in 2022, including renewals.

   The Company also owns a 67,000 square foot building located on approximately nine acres across International Speedway Boulevard from Daytona International Speedway. The Company is currently renovating this building, which will serve as its new corporate headquarters upon its expected Spring 1997 completion. At that time, the Company intends to consolidate the operating personnel of Daytona International Speedway, DAYTONA USA, MRN Radio and the Company's publications division in its existing headquarters building.

   In September 1996, the Company purchased approximately 14 acres of real property, including three buildings containing an aggregate of approximately 180,000 square feet, located in close proximity to Daytona International Speedway and the Company's new corporate headquarters facility. The purchase price was $8.0 million. Such buildings are currently leased to unaffiliated third parties.

COMPETITION

   Racing events compete not only with other sports and other recreational events scheduled at the same dates, but with other racing events sanctioned by various racing bodies such as NASCAR, CART, USAC, SCCA, IMSA, ARCA and others. Racing events sanctioned by different organizations are often held on the same dates at separate tracks. Management believes that the type and caliber of promoted racing events, facility location, sight lines, pricing and level of customer conveniences are the principal factors that distinguish competing motorsports facilities. See "Risk Factors--Competition."

EMPLOYEES


   As of August 31, 1996, the Company had approximately 315 full-time employees. The Company also engages a significant number of temporary personnel to assist during periods of peak attendance at its events. For example, the Daytona International Speedway engages approximately 1,500 persons during Speedweeks, some of whom are volunteers. None of the Company's employees are represented by a labor union. Management believes that the Company enjoys a good relationship with its employees.


LEGAL PROCEEDINGS

   The Company is from time to time a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.


   On October 21, 1996, Americrown was served with a Class Action Complaint filed in the Circuit Court of Talladega County, Alabama by Howard Padgett, Bill Lutz and Tommy Jones. The complaint was filed in September 1996 and alleges, among other things, that Americrown engaged in price-fixing activities in connection with the sale of racing souvenirs and merchandise at the Talladega Superspeedway. The complaint seeks at least $500 for each member of the class (persons buying racing souvenirs at Talladega Superspeedway since September
1992), but does not otherwise seek to recover compensatory or punitive damages or statutory attorneys' fees. Americrown disputes the allegations and intends to defend the action fully and vigorously.


ENVIRONMENTAL MATTERS

   The Company believes that the facilities operated by it and its subsidiaries are in material compliance with applicable environmental statutes and regulations. Nevertheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. Changes in federal, state or local laws, regulations or requirements or the discovery of theretofore unknown conditions, could also require material expenditures by the Company.

TRADEMARKS

   The Company has various registered and common law trademark rights to "DAYTONA USA," the "Daytona 500," "Daytona International Speedway," "Talladega Superspeedway," "Darlington," "World Center of Racing" and related logos. The Company also has licenses from NASCAR, various drivers and other businesses to use names and logos for merchandising programs and product sales. Management's policy is to protect its intellectual property rights vigorously, through litigation if necessary, chiefly because of their proprietary value in merchandise and promotional sales.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers and directors of the Company are as follows:

 NAME                    AGE                   POSITION WITH THE COMPANY
---------------------------------------------------------------------------------------
William C. France      63     Chairman of the Board, Chief Executive Officer and Direc-
                              tor
James C. France        51     President, Chief Operating Officer and Director
Lesa D. Kennedy        35     Executive Vice President and Director
H. Lee Combs           43     Senior Vice President--Operations and Director
James H. Foster        69     Senior Vice President--Special Projects and Director
Robert E. Smith        64     Vice President--Administration and Director
Susan G. Schandel      32     Treasurer and Chief Financial Officer
Gregory J. Sullivan    41     Vice President-Marketing
John E. Graham, Jr.    48     Vice President
W. Grant Lynch, Jr.    42     Vice President
James H. Hunter        56     Vice President
J. Hyatt Brown         59     Director
John R. Cooper         64     Director
Robert W. Emerick      84     Director
Brian Z. France        32     Director
Christy F. Harris      50     Director
Raymond K. Mason, Jr.  41     Director
Lloyd E. Reuss         60     Director
Chapman Root, II       45     Director
Thomas W. Staed        65     Director

   The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Ms. Kennedy and Messrs. Smith, Brown, Emerick and Staed will hold office until the annual meeting of shareholders to be held in 1997, Messrs. William C. France, Combs, Foster, Harris and Root will hold office until the annual meeting of shareholders to be held in 1998, and Messrs. James C. France, Cooper, Brian Z. France, Mason and Reuss will hold office until the annual meeting of shareholders to be held in 1999.

   William C. France and James C. France are brothers. Lesa D. Kennedy and Brian
Z. France are the children of William C. France. There are no other family relationships among the Company's executive officers and directors.

   Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981. From 1981 to 1987, Mr. France served as the Company's President. Mr. France also serves as a director of Penske Motorsports and Outboard Marine Corporation.

   Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.

   Ms. Lesa D. Kennedy, a director since 1984, was appointed an Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.

   Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President-Operations in January 1996. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until such time. He also serves as a director of Penske Motorsports.

   Mr. James H. Foster, a director since 1968, was appointed the Company's Senior Vice President -Special Projects in January 1994 upon his retirement as a full-time employee. Mr. Foster served as

President of Daytona International Speedway from 1988 until 1994 and as Executive Vice President--Corporate Communications of the Company from 1984 until 1988. From 1970 to 1988, Mr. Foster served as the Company's Vice President in Charge of Corporate Communications.


   Mr. Robert E. Smith, a director since January 1996, has served as Vice President--Corporate Administration of the Company for more than five years.

   Ms. Susan G. Schandel was appointed the Company's Treasurer and Chief Financial Officer in January 1996. From November 1992 until such time, Ms. Schandel served as the Company's Controller. From 1988 until 1992, Ms. Schandel was employed by Ernst & Young LLP, where she most recently served as an audit manager.

   Mr. Gregory G. Sullivan, appointed the Company's Vice-President-Marketing in November 1994, joined the Company in September 1994. Prior to joining the Company, Mr. Sullivan was employed by Kraft Foods (a division of Phillip Morris) for more than five years, where he most recently served as Director of Marketing Services for Kraft's Maxwell House division.

   Mr. John E. Graham, Jr., appointed as a Vice President in November 1994, joined the Company as President of Daytona International Speedway in September 1994. Prior to joining the Company, Mr. Graham was employed by First Union National Bank of Florida for more than five years, where he most recently served as President of First Union National Bank of Volusia and Flagler Counties.


   Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993. Prior to such time, Mr. Lynch was employed by R.J. Reynolds Tobacco Company, Sports Marketing Division, where from 1990 until 1993 he served as Senior Operations and Public Relations Manager for the Winston Cup Racing Program.


   Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993. Prior to joining the Company, Mr. Hunter served as NASCAR's Vice President of Administration and Marketing for more than five years.

   Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Poe & Brown, Inc. and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co, Suntrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.

   Mr. John R. Cooper, a director since 1987, served as Vice
President--Corporate Development of the Company from December 1987 until July 1994. Since January 1996, Mr. Cooper has served as a special project facilitator for the Company.

   Mr. Robert W. Emerick, a director since 1975, served as General Motors Corporation's Director of Public Relations, Pontiac Motor Division, prior to his retirement in 1974.

   Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects since February 1994. From 1983 until such time, Mr. France served in a number of other capacities with NASCAR, including Winston Racing Series Administrative Assistant and National Tour Director. From 1989 to 1991, Mr. France also served as General Manager of Tucson Raceway Park.


   Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law with Harris, Midyette & Geary, P.A. for more than twenty years.

   Mr. Raymond K. Mason, Jr., a director since 1981, has served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, since 1978.


   Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

   Mr. Chapman Root, II, a director since 1992, has served as President of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.

   Mr. Thomas W. Staed, a director since 1987, has served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, for more than five years.

DIRECTOR COMMITTEES

   The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Growth Strategy Committee.

   The functions of the Audit Committee (which presently consists of Messrs. Brown, Emerick and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing the Company's consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Audit Committee met once during fiscal 1996.

   The functions of the Compensation Committee (which presently consists of Messrs. Reuss, Root and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met five times during fiscal 1996.

   In July 1996, the Board appointed Messrs. Harris, Brown, Mason and Reuss to serve as members of the Growth Strategy Committee. Such committee was asked to review the Recapitalization and recommend to the Board whether or not to proceed. The Growth Strategy Committee did not first meet until September 1996.

DIRECTOR COMPENSATION

   The Company pays each non-employee director a monthly retainer of $500, a $1,000 fee for each meeting of the Board of Directors attended and a $500 fee for each Board committee meeting attended. The aggregate retainers and fees paid to directors with respect to fiscal 1996 services totalled $99,000. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

   The following table sets forth the total compensation paid by the Company, for services rendered during the last three fiscal years, to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers during fiscal 1996 (collectively the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                   ANNUAL COMPENSATION             COMPENSATION
                           -----------------------------------  ----------------
NAME AND                     FISCAL                                 RESTRICTED         ALL OTHER
PRINCIPAL POSITION            YEAR       SALARY        BONUS     STOCK AWARDS(1)    COMPENSATION(2)
------------------------- --------- -----------  ----------- ---------------- ----------------
William C. France             1996      $278,707        (3)          $      0          $754,972
Chairman and Chief            1995      $241,981     $126,850        $      0          $  6,015
Executive Officer             1994      $205,947     $ 86,800        $      0          $  3,511

James C. France               1996      $224,778        (3)          $      0          $464,378
President and Chief           1995      $200,121     $ 83,140        $      0          $ 12,406
Operating Officer             1994      $173,845     $ 58,640        $      0          $ 13,009

John E. Graham                1996      $190,922     $ 65,806        $293,750          $  7,724
Vice President                1995      $180,462     $110,228        $      0          $  1,607
                              1994      $      0     $      0        $      0          $      0

H. Lee Combs                  1996      $172,226     $ 72,179        $172,020          $ 11,102
Senior Vice President--       1995      $116,972     $ 35,218        $ 60,986          $  9,581
Operations                    1994      $104,575     $ 27,364        $113,490          $ 11,112

Lesa D. Kennedy               1996      $173,553     $ 69,223        $149,695          $  8,648
Executive Vice President      1995      $109,608     $ 32,573        $ 53,168          $  8,482
                              1994      $ 92,976     $ 24,486        $ 98,746          $  6,618

---------------------
(1) Reflects the aggregate market value of shares awarded under the Company's 1994 Long Term Incentive Plan (calculated by multiplying the average of the bid and asked prices for the Company's existing common stock by the number of shares awarded). The indicated awards were made in January with respect to services rendered in the prior fiscal year. See Note 9 of Notes to the Company's Consolidated Financial Statements.

(2) The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance and group health insurance, (ii) medical expense reimbursements, and (iii) contributions to the Company's 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 1996 are as follows: William C. France ($751,724, $3,248 and $0, respectively); James C. France ($456,724, $1,219 and $6,435, respectively); John E. Graham ($1,724, $0 and $6,000, respectively); Lesa
    D. Kennedy ($1,724, $0 and $6,924, respectively); and H. Lee Combs ($1,724, $2,667 and $6,711, respectively). Pursuant to the Company's split-dollar life insurance arrangements, the premiums will be repaid to the Company in future periods. See Note 9 of Notes to the Company's Consolidated Financial Statements.
(3) Bonuses for services rendered in fiscal 1996 have not been determined as of the date of this Prospectus.

1996 LONG-TERM INCENTIVE PLAN

   The Company's 1996 Long-Term Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

   The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

   The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions not inconsistent with the 1996 Plan as the Committee in its discretion approves. The Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

                              CERTAIN TRANSACTIONS

   NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France. See "NASCAR," "Management" and "Principal Shareholders." Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by the Company with respect to fiscal 1994, fiscal 1995 and fiscal 1996 were $9.4 million, $11.8 million and $13.8 million, respectively.

   In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totalled approximately $62,000, $71,000 and $359,000 during fiscal 1994, 1995 and fiscal 1996, respectively. The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.

   J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Poe & Brown, Inc. ("Poe"). Poe has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Poe in connection with Company policies were approximately $70,000, $80,000 and $294,000 during fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth information as of October 31, 1996, immediately prior to the Offering with respect to the beneficial ownership of the Company's outstanding Class B Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Class B Common Stock,
(ii) each director or Named Officer of the Company who beneficially owns any Class B Common Stock, and (iii) all directors and executive officers of the Company as a group. As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.


                                              CLASS B COMMON STOCK
                                            BENEFICIALLY OWNED (2)(3)
                              ----------------------------------------------------
                                                            PERCENTAGE OF
                                                         TOTAL COMMON STOCK
                                                 ---------------------------------        PERCENTAGE
                                                                                     COMBINED VOTING POWER
                                                                                        OF COMMON STOCK
NAME OF BENEFICIAL OWNER(1)    NUMBER OF SHARES   BEFORE OFFERING   AFTER OFFERING     AFTER THE OFFERING
---------------------------- ----------------- ----------------  --------------- ----------------------
France Family Group(4)  ....      21,131,685           61.4%             55.0%                60.0%
James C. France(5) .........      15,299,535           44.4              39.8                 43.4
William C. France(6) .......      15,297,315           44.4              39.8                 43.4
Lesa D. Kennedy(7) .........         364,965            1.1                *                   1.0
Raymond K. Mason, Jr.(8)  ..         346,740            1.0                *                    *
Brian Z. France(9) .........         286,740             *                 *                    *
James H. Foster(10) ........         220,815             *                 *                    *
Thomas W. Staed ............          45,000             *                 *                    *
H. Lee Combs(11) ...........          38,055             *                 *                    *
John E. Graham, Jr. ........          18,750             *                 *                    *
Robert W. Emerick ..........          15,000             *                 *                    *
Chapman J. Root, II ........          13,500             *                 *                    *
Robert E. Smith(12) ........          10,230             *                 *                    *
J. Hyatt Brown(13) .........           9,000             *                 *                    *
John R. Cooper .............           1,500             *                 *                    *
Christy F. Harris ..........             150             *                 *                    *
All directors and executive
  officers as a group
  (20 persons)(14) .........      21,327,270           62.0%             55.5%                60.5%

---------------------
  *  Less than 1%.

 (1) The address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach,
     Florida 32114.
 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
 (3) Prior to this Offering, there were no outstanding shares of Class A
     Common Stock. Commencing 90 days after this Offering, each share of Class B Common Stock will be convertible at the option of the holder into one share of Class A Common Stock.
 (4) Reflects the aggregate of 20,271,465 shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D.
     Kennedy and Brian Z. France, as well as 860,220 shares held of record by the adult children of James C. France. See footnotes (5), (6) and (7).
 (5) Reflects (i) 267,720 shares held of record by James C. France, (ii)
     304,725 shares held of record by Sharon M. France, his spouse, (iii) 9,115,125 shares held of record by Western Opportu115y Limited Partnership ("Western Opportunity"), (iv) 3,750,000 shares held of record by Carl Investment Limited Partnership ("Carl"), and (v) 1,861,965 shares held of record by White River Investment Limited Partnership ("White River"). James
     C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see footnote (6). Does not include an aggregate of 860,220 shares held of record by the adult children of James C. France.
 (6) Reflects (i) 265,500 shares held of record by William C. France, (ii) 304,725 shares held of record by Betty Jane France, his spouse, (iii) 9,115,125 shares held of record by Western Opportunity, (iv) 3,750,000 shares held of record by Polk City Limited Partnership ("Polk City"), and (v) 1,861,965 shares held of record by White River. William C.
     France is the sole
     shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity, (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (5). Does not include the aggregate of 651,705 shares shown in the table as beneficially owned by Lesa D. Kennedy and Brian Z. France, adult children of William C. France.
 (7) Reflects (i) 333,240 shares held of record by Ms. Kennedy, (ii) 15,975 shares held of record by Ms. Kennedy as custodian for her minor son, Benjamin, and (iii) 15,750 shares held of record as joint tenants with Bruce S. Kennedy, her spouse.
 (8) Includes 150,000 shares owned by American Banks of Florida, Inc. (Mr.
     Mason serves as President and a director of, and has an 18% interest in, this entity), as to which Mr. Mason disclaims beneficial ownership.
 (9) Does not reflect the possible sale of up to 50,000 shares pursuant to the Underwriters' over-allotment option. See "Underwriting."
(10) Reflects (i) 70,815 shares held of record by Mr. Foster, (ii) 75,000 shares held of record by Mr. Foster as trustee, and (iii) 75,000 shares held of record by Barbara S. Foster, his spouse, as trustee.
(11) Reflects 37,305 shares held of record by Mr. Combs and 750 shares held of record as joint tenants with Karen Combs, his spouse.

(12) Reflects 9,435 shares held of record by Mr. Smith and 795 shares held of record as joint tenants with his spouse.
(13) Reflects shares held of record as joint tenants with Cynthia R. Brown, his spouse.
(14) See footnotes (5) through (13).

                         DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital includes 80 million shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 40 million shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and one million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus (assuming consummation of the Recapitalization), there are 34,423,890 shares of Class B Common Stock outstanding (which may be converted into Class A Common Stock at any time commencing 90 days after this Offering). See "The Recapitalization" and "Principal Shareholders." No shares of Class A Common Stock or Preferred Stock are outstanding as of the date of this Prospectus.


   The Company's Board of Directors and shareholders have approved Articles and Amended and Restated Bylaws ("Bylaws") to become effective upon this Offering, and the following discussions describe the provisions of the Company's capital stock, Articles and Bylaws that will be in effect after this Offering. The following descriptions of the Company's capital stock accurately describe all material provisions of the Company's Articles and Bylaws. However, such descriptions are not necessarily complete and, in each instance, reference is made to the copies of the Company's Articles and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

   The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights, as described below.

   VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one-fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one (1) vote on each such matter, in each case including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. See "Risk Factors--Effective Voting Control by France Family Group and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

   Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.

   DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."

   If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of either Class A Common Stock or Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable solely in shares of Class A Common Stock.

   CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock will be convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder commencing 90 days after this Offering, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

   MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger or consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights and otherwise to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ.

   OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

   TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is SunTrust Bank, Central Florida, N.A.


   LISTING. The Class A Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "ISCA."


PREFERRED STOCK

   The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW AND
OTHER PROVISIONS OF THE COMPANY'S ARTICLES

   The Company is subject to certain anti-takeover provisions under Florida law, including the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors, and that voting rights be conferred on "control shares" acquired in specified "control share acquisitions" generally only to the extent conferred through approval by the holders of a majority of all shares, excluding holders of "interested shares." In addition, certain provisions of the Company's Articles summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

   CLASSIFIED BOARD OF DIRECTORS. The Articles provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Articles authorizing only the Board of Directors to increase the size of the Board, prevent a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

   SPECIAL MEETING OF SHAREHOLDERS. The Articles further provide that special meetings of shareholders of the Company be called only by the Board of Directors or holders of not less than 50% of the votes entitled to be cast at the special meeting.

   ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Articles provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely with respect to an annual meeting, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's meeting. The Articles also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

   AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

                         SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, the Company will have outstanding 38,423,890 shares of Common Stock. Of these shares, the 4,000,000 shares of Class A Common Stock sold in the Offering (or a maximum of 4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. In addition, all of the 34,423,890 currently outstanding shares of Class B Common Stock are eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described below. Such shares of Class B Common Stock are currently traded over the counter; commencing 90 days after this Offering, the Class B Common Stock will be convertible into Class A Common Stock and, subject to such affiliate and lock-up restrictions, freely tradeable on the Nasdaq National Market.

   Persons who are deemed affiliates of the Company are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the applicable class of Common Stock then outstanding or the average weekly trading volume of such class of Common Stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission (the "Commission") with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. The Company is unable to estimate accurately the number of shares of Common Stock that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. The Company and each of the Company's executive officers and directors have agreed, subject to certain limitations, not to sell any shares of Common Stock, or securities convertible into or exchangeable for Common Stock, for a period of 180 calendar days after the date of this Prospectus without the prior consent of Smith Barney Inc. See "Underwriting."

   Prior to this Offering, there has been no market for the Class A Common Stock. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

   Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.

 NAME                                      NUMBER OF SHARES
 ----                                      ----------------
Smith Barney Inc. ....................
Raymond James & Associates, Inc.  ....

                                           ----------------
  Total ..............................        4,000,000
                                           ================

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Class A Common Stock are taken.

   The Underwriters, for whom Smith Barney Inc. and Raymond James & Associates, Inc. are acting as the Representatives, propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Class A Common Stock to certain dealers at a price which represents
a concession not in excess of $      per share below the public offering
price. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $      per share to certain other dealers. After the initial
offering of the shares of Class A Common Stock to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase in the aggregate up to 600,000 additional shares of Class A Common Stock at the price to public set forth on the cover page of this Prospectus minus underwriting discounts and commissions. Of the shares subject to this option, 550,000 shares will be sold by the Company and 50,000 shares will be sold by the Selling Shareholder, Brian Z. France. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Class A Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock listed in such table.

   The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


   The rules of the Commission generally prohibit the Underwriters from making a market in the existing common stock of the Company during the two business days prior to commencement of sales in this Offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A under the Securities Exchange Act of 1934 ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transctions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker must display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive maker's bid, however, such bid must be then lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, certain of the Underwriters and selling group members may engage in passive market making in the existing common stock of the Company during the Cooling Off Period. Passive market making may stabilize the market price of the Class A Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.


   The Company and each of the Company's executive officers and directors, who beneficially hold an aggregate of approximately 21.3 million shares of Common Stock, have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc. and subject to certain limited exceptions, offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock (other than shares offered pursuant to this Prospectus) or any securities convertible into, or exercisable or exchangeable for shares of Class A Common Stock.


   Prior to this Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in this Offering will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States, the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.


                                LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Holland & Knight, Ft. Lauderdale, Florida.

                                   EXPERTS


   The consolidated financial statements (including the schedule incorporated by reference) of International Speedway Corporation as of August 31, 1995 and 1996, and for each of the three years in the period ended August 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   With respect to the unaudited condensed consolidated interim financial information for the nine-month periods ended May 31, 1995 and 1996, the six-month periods ended February 28, 1995 and February 29, 1996, and the three-month periods ended November 30, 1994 and 1995, incorporated by reference in this Prospectus and Amendment No. 2 to the Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996, February 29, 1996, and November 30, 1995, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.


                              AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


   The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material terms of such contracts and documents. However, such statements are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or may be examined, without charge, at the public reference facilities maintained by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form
10-K for the fiscal year ended August 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995, February 28, 1996, and May 31, 1996; (3) the Company's Current Reports on Form 8-K dated November 22, 1995, September 5, 1996 and October 21, 1996 as amended; and (4) the Company's Registration Statement, registering the Company's common stock under Section 12(g) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be delivered to W. Garrett Crotty, Esq., 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, telephone
(904) 254-2700.

                         INDEX TO FINANCIAL STATEMENTS

 Report of Independent Certified Public Accountants ....................   F-2

Consolidated Balance Sheets as of August 31, 1995 and 1996  ...........    F-3

Consolidated Statements of Income for the years ended
 August 31, 1994, 1995 and 1996 .......................................    F-4

Consolidated Statements of Shareholders' Equity for the years ended
 August 31, 1994, 1995 and 1996 .......................................    F-5

Consolidated Statements of Cash Flows for the years ended
 August 31, 1994, 1995 and 1996 .......................................    F-6

Notes to Consolidated Financial Statements ............................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
International Speedway Corporation

   We have audited the accompanying consolidated balance sheets of International Speedway Corporation and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Speedway Corporation and subsidiaries at August 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP


Jacksonville, Florida
September 27, 1996,
except as to the fifth paragraph
of Note 1, as to which the
date is October, 1996 and as
to Note 8D, as to which the date
is October 21, 1996
-----------------------------------------------------------------------------


   The foregoing report is in the form that will be signed upon the completion of the recapitalization of the Company as described in the fifth paragraph of Note 1 to the financial statements.

                                        Ernst & Young LLP

Jacksonville, Florida
October 29, 1996

                       INTERNATIONAL SPEEDWAY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                        AUGUST 31,
                                                                --------------------------
                                                                    1995          1996
                                                                ------------ -------------
                                                                      (IN THOUSANDS)
                            ASSETS
Current Assets:
 Cash and cash equivalents ...................................    $  7,871      $  9,042
 Short-term investments (Note 3) .............................      30,950         8,369
 Receivables, less allowances of $35 .........................       1,794         3,455
 Inventories .................................................       1,158         1,409
 Prepaid expenses and other current assets ...................       3,122         2,410
                                                                ------------ ------------
Total Current Assets .........................................      44,895        24,685
Property and Equipment: ......................................
 Land and leasehold improvements .............................       3,444         3,588
 Buildings, grandstands and tracks ...........................      73,216        95,873
 Furniture and equipment .....................................      13,110        26,980
 Construction in progress ....................................      11,221         9,306
                                                                ------------ ------------
                                                                   100,991       135,747
 Less: accumulated depreciation ..............................      30,692        36,912
                                                                ------------ ------------
                                                                    70,299        98,835
Other Assets:
 Cash surrender value of life insurance ......................         489         1,214
 Equity investments (Note 2) .................................       2,913        27,256
 Long-term investments (Note 3) ..............................         747           500
 Other .......................................................         228           301
                                                                ------------ ------------
                                                                     4,377        29,271
                                                                ------------ ------------
Total Assets .................................................    $119,571      $152,791
                                                                ============ ============
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ............................................    $  2,619      $  3,820
 Income taxes payable (Note 4) ...............................         324            57
 Deferred income .............................................      19,852        25,963
 Other current liabilities ...................................       1,279         1,596
                                                                ------------ ------------
Total Current Liabilities ....................................      24,074        31,436
Deferred income taxes (Note 4) ...............................      10,250        14,688
Commitments and Contingencies (Note 8)
Shareholders' Equity (Notes 1, 6 and 7):
 Class B Common Stock, $.01 par value, 40,000,000 shares
   authorized; 34,395,975 and 34,423,890 issued in 1995 and
   1996, respectively ........................................         344           344
 Additional paid-in capital ..................................       1,853         8,127
 Retained earnings ...........................................      83,846        99,986
                                                                ------------ ------------
                                                                    86,043       108,457
 Less unearned compensation--restricted stock (Note 11)  ......        796         1,790
                                                                ------------ ------------
Total Shareholders' Equity ...................................      85,247       106,667
                                                                ------------ ------------
Total Liabilities and Shareholders' Equity ...................   $ 119,571      $152,791
                                                                ============ ============

                             See accompanying notes.

                       INTERNATIONAL SPEEDWAY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                        YEAR ENDED AUGUST 31,
                                               ---------------------------------------
                                                   1994          1995          1996
                                               ------------ ------------  ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Admissions, net ............................   $   36,935   $    43,274    $   50,140
 Motorsports related income .................       18,764        24,033        27,433
 Food, beverage and souvenir income  ........       12,291        14,442        17,505
 Other income ...............................          943           423           964
                                               ------------ ------------  ------------
                                                    68,933        82,172        96,042
Expenses:
 Direct expenses:
  Prize and point fund monies
    and NASCAR sanction fees ................        9,412        11,765        13,865
  Motorsports related expenses ..............       11,470        11,604        15,336
  Food, beverage and souvenir expenses  .....        7,867         8,107        10,278
 General and administrative expenses  .......       14,307        18,202        20,930
 Depreciation ...............................        3,828         4,798         6,302
                                               ------------ ------------  ------------
                                                    46,884        54,476        66,711
                                               ------------ ------------  ------------
Operating income ............................       22,049        27,696        29,331
Interest income, net ........................          972         1,436           872
Equity in net income from equity investments           207           285         1,441
                                               ------------ ------------  ------------
Income before income taxes. .................       23,228        29,417        31,644
Income taxes (Note 4) .......................        8,662        11,054        11,963
                                               ------------ ------------  ------------
Net income ..................................   $   14,566    $   18,363    $   19,681
                                               ============ ============  ============
Earnings per share (Note 1) .................   $      .42    $      .53    $      .57
                                               ============ ============  ============
Dividends per share (Note 1) ................    4.0/cent/     4.7/cent/     5.3/cent/
                                               ============ ============  ============


                             See accompanying notes.

                       INTERNATIONAL SPEEDWAY CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           CLASS B
                                            COMMON                                     UNEARNED
                                            STOCK       ADDITIONAL                  COMPENSATION-         TOTAL
                                           $.01 PAR      PAID-IN       RETAINED       RESTRICTED       SHAREHOLDERS'
                                            VALUE        CAPITAL       EARNINGS         STOCK             EQUITY
                                         ----------- -------------  ----------- ---------------- ----------------
                                                                        (IN THOUSANDS)
BALANCE AT AUGUST 31, 1993 ............      $343         $ 606         $54,287        $    --          $ 55,236
 Net income ...........................        --            --          14,566             --            14,566
 Cash dividends (4.0/cent/ per share)          --            --          (1,374)            --            (1,374)
 Reacquisition of previously issued
   common stock (Note 7) ..............        --            (1)           (285)            --              (286)
 Restricted stock granted
   (Note 11) ..........................         1           759              --           (760)               --
 Amortization of unearned compensation
   (Note 11) ..........................        --            --              --            135               135
                                         ----------- -------------  ----------- ---------------- ----------------
BALANCE AT AUGUST 31, 1994 ............       344         1,364          67,194           (625)           68,277
 Net income ...........................        --            --          18,363             --            18,363
 Cash dividends (4.7/cent/ per share)          --            --          (1,605)            --            (1,605)
 Reacquisition of previously issued
   common stock (Note 7) ..............        --            --            (106)            --              (106)
 Restricted stock granted
   (Note 11) ..........................        --           489             --            (489)               --
 Amortization of unearned compensation
   (Note 11) ..........................        --            --             --             318               318
                                         ----------- -------------  ----------- ---------------- ----------------
BALANCE AT AUGUST 31, 1995 ............       344         1,853          83,846           (796)           85,247
 Net income ...........................        --            --          19,681             --            19,681
 Cash dividends (5.3/cent/ per share)          --            --          (1,836)            --            (1,836)
 Reacquisition of previously issued
   common stock (Note 7) ..............        (1)           (2)         (1,705)            --            (1,708)
 Restricted stock granted
   (Note 11) ..........................         1         1,599              --         (1,600)               --
 Amortization of unearned compensation
   (Note 11) ..........................        --            --              --            606               606
 Recapitalization of equity investment
   (Note 2) ...........................        --         4,677              --             --             4,677
                                         ----------- -------------  ----------- ---------------- ----------------
BALANCE AT AUGUST 31, 1996 ............      $344        $8,127         $99,986        $(1,790)         $106,667
                                         =========== =============  =========== ================ ================


                             See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED AUGUST 31,
                                                        --------------------------------------
                                                            1994         1995          1996
                                                        ----------- ------------  ------------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income ..........................................    $ 14,566     $  18,363     $ 19,681
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation .......................................       3,828         4,798        6,302
  Amortization of unearned compensation ..............         135           318          606
  Deferred income taxes ..............................       1,710         1,650        1,500
  Undistributed income from equity investments  ......        (207)         (285)      (1,441)
  Gain (loss) on disposition of property and
equipment ............................................          (1)          251          (13)
  Changes in Operating Assets and Liabilities:
   Receivables .......................................        (232)         (447)      (1,661)
   Inventories .......................................          83           (89)        (251)
   Prepaid expenses and other current assets  ........        (402)       (1,322)         712
   Other assets ......................................          49           (61)        (127)
   Accounts payable ..................................         546         1,167        1,201
   Deferred income ...................................       2,764         2,702        6,111
   Income taxes payable ..............................        (139)          272         (267)
   Other current liabilities .........................          (8)          409          317
                                                        ----------- ------------  ------------
Net Cash Provided by Operating Activities ............      22,692        27,726       32,670
INVESTING ACTIVITIES
 Acquisition of investments ..........................     (54,370)     (125,982)     (83,502)
 Proceeds from maturities of investments .............      52,192       119,392      106,330
 Capital expenditures ................................     (19,729)      (16,831)     (34,792)
 Investment in PSH Corp ..............................          --           --       (15,287)
 Cash surrender value of life insurance ..............         (33)          (30)        (725)
 Proceeds from sales of property and equipment  ......          12            80           21
                                                        ----------- ------------  ------------
Net Cash Used in Investing Activities ................     (21,928)      (23,371)     (27,955)

FINANCING ACTIVITIES
 Reacquisition of previously issued common stock  ....        (286)         (106)      (1,708)
 Cash dividends paid .................................      (1,374)       (1,605)      (1,836)
                                                        ----------- ------------  ------------
Net Cash Used in Financing Activities ................      (1,660)       (1,711)      (3,544)
                                                        ----------- ------------  ------------
Net (Decrease) Increase in Cash
  and Cash Equivalents ...............................        (896)        2,644        1,171
Cash and Cash Equivalents at
  Beginning of Year ..................................       6,123         5,227        7,871
                                                        ----------- ------------  ------------
Cash and Cash Equivalents at
  End of year ........................................    $  6,227    $    7,871    $   9,042
                                                        =========== ============ =============


                             See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AUGUST 31, 1994, 1995 AND 1996

NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS: International Speedway Corporation and its wholly-owned subsidiaries (the "Company") is a leading promoter of motorsports activities in the United States. The Company owns and operates three of the nation's premier superspeedways--Daytona International Speedway, a 2.5 mile, tri-oval track located in Daytona Beach, Florida; Talladega Superspeedway, a 2.6 mile, tri-oval track located in Talladega, Alabama; and Darlington Raceway, a 1.3 mile track located in Darlington, South Carolina. The Company also operates Tucson Raceway Park in Pima County Arizona, owns a 50% interest in the Watkins Glen International road course in New York, and holds a 12% indirect interest in Penske Motorsports, Inc., which owns and operates Michigan International Speedway and Pennsylvania's Nazareth Speedway and is constructing The California Speedway near Los Angeles. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports theme-entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.

   The Company, including Watkins Glen, currently promotes over 70 stock car, sports car, truck, motorcycle and other racing events annually, including seven Winston Cup races, five Busch Grand National races and a number of prestigious sports car and motorcycle races.

   Americrown Service Corporation ("Americrown"), one of the Company's wholly-owned subsidiaries, conducts the food, beverage and souvenir concession operations at the Daytona, Talladega and Darlington facilities. Americrown is also responsible for providing catering services to corporate customers both in suites and entertainment chalets at these facilities. Beginning in 1995, the Company expanded Americrown's operations to include food, beverage and other services at unaffiliated sporting events.

   The Company's proprietary MRN radio network produces and syndicates Winston Cup, Busch Grand National and other races promoted by the Company and others. MRN Radio also produces daily and weekly NASCAR racing programs.

   BASIS OF PRESENTATION: On September 5, 1996 the Company's Board of Directors approved a recapitalization of the Company to become effective concurrently with the effectiveness of the Registration Statement filed on September 6, 1996 with the Securities and Exchange Commission in connection with the offering of 4,000,000 shares of the Company's newly authorized Class A Common Stock (discussed below). The recapitalization modifies the Company's authorized capital to include one million shares of Preferred Stock, eighty million shares of Class A Common Stock and forty million shares of Class B Common Stock. Pursuant to the recapitalization, all of the Company's existing outstanding shares of Common Stock were automatically converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock and the shares of Common Stock previously held as treasury stock were retired. Shareholders' equity and all share information and per share data have been retroactively adjusted to give effect to the recapitalization and related stock split.

   Effective December 1, 1996, the Company will change its fiscal year-end from August 31 to November 30. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996.

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(CONTINUED)

  SIGNIFICANT ACCOUNTING POLICIES:

   PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of International Speedway Corporation and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, bank demand deposit accounts and money market accounts at investment firms. Cash and cash equivalents exclude certificates of deposit, U.S. Treasury Notes and U.S. Treasury Bills, regardless of original maturity.

   INVESTMENTS (NOTE 3): The Company accounts for investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

   The Company determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity based on the Company's positive intent and ability to hold the securities to maturity. These securities are stated at cost. Interest and dividends are included in interest income.

   Short-term investments consist of certificates of deposit and securities held-to-maturity which are due in one year or less. Certificates of deposit are readily convertible to cash and are stated at cost.

   Long-term investments consist of securities held-to-maturity which are due after one year and are stated at cost.

   INVENTORIES: Inventories of items for resale are stated at the lower of cost, determined on the first-in, first-out basis, or market.

   PROPERTY AND EQUIPMENT: Property and equipment, including improvements to existing facilities, are stated at cost. Depreciation is provided for financial reporting purposes using either the straight-line or accelerated methods over estimated useful lives as follows:


 Buildings, grandstands and tracks  ....  5-34 years
 Furniture and equipment ...............  3-20 years

   EQUITY INVESTMENTS (NOTE 2): Equity investments represent a 50% ownership interest in Watkins Glen International, Inc., (WGI) and a 20% ownership interest in PSH Corp. These investments are accounted for using the equity method of accounting. The Company's equity in the net income from the equity investments is recorded as income with a corresponding increase in the investment. Dividends received and amortization of the Company's investment in excess of its prorata share of the underlying assets reduce the investment. The Company recognizes the effects of transactions involving the sale by an equity investee of its common stock as capital transactions (Note
2).

   FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's financial instruments consist of cash, short-and long-term investments, accounts receivable and accounts payable. The carrying value of these financial instruments approximates their fair value at August 31, 1996.

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(CONTINUED)

 INCOME TAXES (NOTE 4): Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   ADMISSION INCOME: Admission income and all race-related revenue is earned upon completion of an event and is stated net of admission and sales taxes collected. Refundable advance ticket sales and all race-related revenue on future events are deferred until earned.

   EARNINGS PER SHARE: Earnings per share have been computed on the weighted average total number of common shares outstanding during the respective years. Weighted average shares outstanding for the years ended August 31, 1994, 1995 and 1996, were 34,318,170; 34,378,830 and 34,440,525 shares, respectively.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS: In 1995, the Financial Accounting Standards Board released SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position or results of operations.

   The Company accounts for its long-term incentive restricted stock plan in accordance with provisions of Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees". In October 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock Based Compensation". SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company has not made a final determination as to adoption of SFAS No. 123.

   COMPARABILITY: For comparability, certain 1994 and 1995 amounts have been reclassified where appropriate to conform with the presentation adopted in 1996.

NOTE 2--EQUITY INVESTMENTS

   On November 22, 1995, Facility Investments, Inc., a newly formed wholly-owned subsidiary of the Company, purchased 200 shares of the common stock, representing 20% of the outstanding shares, of PSH Corp., a newly formed Delaware corporation, for $14,975,000 in cash. Penske Corporation

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 2--EQUITY INVESTMENTS-(CONTINUED)

contributed 100% of the outstanding shares of Penske Speedway, Inc. and its subsidiaries and the sum of $5,000,000 in cash for an indirect beneficial interest in the remaining 80% of the outstanding shares of PSH Corp. The Company's investment in PSH Corp. exceeded its share of the underlying net assets by approximately $7.6 million. The excess is being amortized into expense by decreasing the equity in income of equity investments using the straight-line method over twenty years. The amount amortized was approximately $288,000 for the year ended August 31, 1996.

   Prior to March 22, 1996, PSH Corp. owned 85% of the outstanding shares of Penske Motorsports, Inc.("PMI"). The remaining 15% of PMI represented by convertible preferred stock, was owned by Kaiser Ventures Inc. ("Kaiser"), for which Kaiser contributed all of the issued and outstanding stock of Speedway Development Corporation, its wholly-owned subsidiary, which owned approximately 460 acres of real property near Ontario, California.

   Prior to March 22, 1996, PMI owned 100% of the outstanding shares of Penske Speedway, Inc., which owned and operated Michigan International Speedway, owned approximately 85% of Nazareth Speedway in Pennsylvania, 2% of North Carolina Motor Speedway (Rockingham), 100% of a racing souvenir retailer called Motorsports International Corp. and 100% of The California Speedway Corporation, which is constructing The California Speedway on the land formerly owned by Kaiser.

   On March 22, 1996, PMI effected a recapitalization resulting in PMI ownership of 100% of the outstanding shares of Michigan International Speedway, Inc. (MIS) (f/k/a Penske Speedway, Inc.), Pennsylvania International Raceway, Inc., The California Speedway Corporation, Motorsports International Corp., Competition Tire West, Inc. and Competition Tire South, Inc. MIS owns 2% of North Carolina Motor Speedway. Also pursuant to the recapitalization, Kaiser's preferred stock was automatically converted into shares of PMI common stock. After giving effect to the foregoing transactions, but prior to the commencement of the offering described below, the effective beneficial ownership of the common stock of PMI by PSH Corp. was 84.1%.

   Subsequent to the recapitalization, PMI completed an initial public offering (IPO) by issuing 3,737,500 shares of common stock at a price to the public of $24 per share. The proceeds to PMI, after underwriting discounts and commissions, were approximately $83.1 million. After PMI's IPO, PSH Corp. owns approximately 59.9% of PMI. As a result of the IPO, the Company recorded an increase in its equity investment in PSH Corp. of approximately $7.6 million, and recorded corresponding increases in deferred income taxes and additional paid-in capital of approximately $2.9 million and $4.7 million, respectively.

   The Company's 20% interest in PSH Corp. is accounted for using the equity method of accounting and is included in equity investments on the consolidated balance sheet, along with the Company's equity investment in Watkins Glen International, Inc.("WGI"). The acquisition of the 20% interest in PSH Corp. does not result in the direct or indirect acquisition of control of the underlying assets, including businesses, indirectly controlled by PSH Corp.

   The Company's share of undistributed equity in the earnings from equity investments included in retained earnings at August 31, 1995 and 1996 was approximately $1,481,000 and $3,210,000, respectively.

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 2--EQUITY INVESTMENTS-(CONTINUED)

   Summarized financial information for 1996 for the Company's affiliated companies accounted for by the equity method (PSH Corp. and WGI) is as follows (in thousands):

Current assets ........    $79,900
Noncurrent assets  ....     97,100
Current liabilities  ..     26,000
Noncurrent liabilities      12,500
Minority interests  ...     52,900
Net revenues ..........     58,900
Operating income ......     20,500
Net income ............      7,500

   In addition to the net income reflected above, PSH Corp. recorded its share of the increased equity from the PMI initial public offering. As described above, the Company has accounted for its pro rata share of the increased equity from the PMI initial public offering, net of deferred taxes, as additional paid-in capital.

NOTE 3--INVESTMENTS

   The following is a summary of Investments:

                                                  AUGUST 31, 1995
                              ------------------------------------------------------
                                              GROSS           GROSS       ESTIMATED
                                            UNREALIZED     UNREALIZED       MARKET
                                 COST         GAINS          LOSSES         VALUE
                              ---------- -------------  ------------- --------------
                                                   (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 U.S. Treasury Bills .......    $ 9,457        $14             $--        $  9,471
 Municipal Securities  .....     10,974          3              57          10,920
                              ---------- -------------  ------------- ------------
                                 20,431         17              57          20,391
CERTIFICATES OF DEPOSIT  ...     11,266         --             --           11,266
                              ---------- -------------  ------------- ------------
                                $31,697        $17             $57        $ 31,657
                              ========== =============  ============= ============

                                                  AUGUST 31, 1996
                              -----------------------------------------------------
                                             GROSS           GROSS       ESTIMATED
                                           UNREALIZED     UNREALIZED       MARKET
                                 COST        GAINS          LOSSES         VALUE
                              --------- -------------  ------------- --------------
                                                  (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 Municipal Securities  .....    $6,983        $ 3             $ 3          $6,983
CERTIFICATES OF DEPOSIT  ...     1,886         --             --            1,886
                              --------- -------------  ------------- -------------
                                $8,869        $ 3             $ 3          $8,869
                              ========= =============  ============= =============

   The cost and market values of municipal securities include accrued investment income of approximately $91,000 and $27,000 at August 31, 1995 and 1996, respectively.

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 3--INVESTMENTS-(CONTINUED)

   The cost and estimated market value of the held-to-maturity securities at August 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of certain securities have the right to prepay obligations.

                                                 AUGUST 31, 1996
                                           --------------------------
                                                         ESTIMATED
                                              COST      MARKET VALUE
                                           --------- ---------------
                                                 (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 Due in one year or less ................    $6,483        $6,486
 Due after one year through three years          --           --
 Due after three years ..................       500           497
                                           --------- ---------------
                                             $6,983        $6,983
                                           ========= ===============

NOTE 4--FEDERAL AND STATE INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Substantially all of the deferred tax liability results from the excess of tax accelerated depreciation over depreciation for financial reporting purposes and from different bases in the equity investments for tax and financial reporting purposes.

   Significant components of the provision for income taxes for the years ended August 31 are as follows:

                                 1994       1995        1996
                              --------- ----------  ---------
                                       (IN THOUSANDS)
Current tax expense:
 Federal ...................    $6,190     $ 8,274     $ 9,117
 State .....................       816       1,150       1,310
Deferred tax expense:
 Federal ...................     1,438       1,369       1,341
 State .....................       218         261         195
                              --------- ----------   ---------
PROVISION FOR INCOME TAXES      $8,662     $11,054     $11,963
                              ========= ==========   =========

   The reconciliation of income tax computed at the federal statutory tax rates to income tax expense is as follows:

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 4--FEDERAL AND STATE INCOME TAXES-(CONTINUED)
                                            1994                    1995                    1996
                                    ---------------------  ---------------------- -----------------------
                                                  % OF                     % OF                    % OF
                                                 PRE-TAX                 PRE-TAX                  PRE-TAX
                                      AMOUNT     INCOME       AMOUNT      INCOME      AMOUNT      INCOME
                                    --------- -----------  ---------- ----------- ---------- ------------
                                                                (IN THOUSANDS)
Income tax computed at federal
  statutory rates ................    $8,129      35.0%      $10,296       35.0%      $11,075      35.0%
State income taxes, net of
  federal
  tax benefit ....................       670       2.9           884        3.0           977       3.1
Non-taxable share of income from
  unconsolidated affiliates ......       (58)      (.3)         (100)       (.3)         (504)     (1.6)
Officers' life insurance expense          (4)       .0            (2)        .0           162        .5
Other, net .......................       (75)      (.3)          (24)       (.1)          253        .8
                                    --------- ----------   ----------  ----------   ----------  ----------
                                      $8,662      37.3%      $11,054       37.6%      $11,963      37.8%
                                    ========= ==========   ==========  ==========   ==========  ==========

NOTE 5--LINES OF CREDIT

   The Company has two lines of credit with financial institutions totaling $16 million expiring in December 1996. Subsequent to year-end, one of the Company's $8 million lines of credit was renewed and will expire in September 1997.

NOTE 6--CAPITAL STOCK

   The Company's authorized capital includes 80 million shares of Class A
Common Stock, par value $.01 ("Class A Common Stock"), 40 million shares of Class B Common Stock, par value $.01 ("Class B Common Stock"), and one million shares of Preferred Stock, par value $.01 (the "Preferred Stock"). The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights as described below. Each share of Class A Common Stock entitles the holder to one-fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one (1) vote on each such matter, in each case including the election of directors. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations,

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 6--CAPITAL STOCK-(CONTINUED)

preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock.

   No shares of Class A Common Stock or Preferred Stock are outstanding. See also Note 1--Basis of Presentation.

NOTE 7--REACQUISITION OF PREVIOUSLY ISSUED COMMON STOCK

   Shares of previously issued Class B Common Stock which have been reacquired are classified as authorized but unissued and are reflected as a reduction in the number of shares issued. Accordingly, at August 31, 1994, 1995, and 1996 Class B Common Stock outstanding has been reduced by the par value of 43,260; 13,155 and 74,160 shares, respectively, reacquired by the Company during each of those years. In addition, the prorated portion of additional paid-in capital attributable to these shares was charged as a reduction of that account, with the remaining excess of the cost over par value of the shares reacquired charged as a reduction of retained earnings.

NOTE 8--COMMITMENTS AND CONTINGENCIES

   A. In 1985, the Company established a salary incentive plan designed to qualify under Section 401(k) of the Internal Revenue Code. All employees who have completed 1,000 hours and 12 months continuous service are eligible to participate in the plan. The Company makes monthly contributions (subject to certain limits) to a savings trust to match employee contributions. The level of the Company matching contribution depends upon the amount of the employee contribution. Employees become 100% vested upon entrance to the plan.

   The Company's contribution expense for the plan was approximately $211,000, $228,000, and $307,000 for the years ended August 31, 1994, 1995 and 1996, respectively.

   B. The Company is self-insured for its group health plan. The Plan provides medical benefits for all eligible full-time employees who have completed 30 days of service, and their eligible dependents. A reserve has been established to accrue estimated claims on a monthly basis.

   In order to limit the Company's liability under the Plan, a reinsurance policy, purchased jointly with NASCAR, has been provided for specific excess losses and aggregate excess losses. The Company's maximum liability is limited to approximately $638,000 for the twelve month period ending December 31, 1996.

   The total expense charged against operations for the years ended August 31, 1994, 1995 and 1996 for actual and estimated claims was approximately $396,000, $469,000 and $419,000, respectively.

   C. The estimated cost to complete construction in progress at August 31, 1996 is approximately $23.5 million.

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

  D. On October 21, 1996, the Company's Americrown subsidiary was served with a Class Action Complaint filed in the Circuit Court of Talladega County, Alabama by Howard Padgett, Bill Lutz and Tommy Jones. The complaint was filed in September 1996 and alleges, among other things, that Americrown engaged in price-fixing activities in connection with the sale of racing souvenirs and merchandise at the Talladega Superspeedway. The complaint seeks at least $500 for each member of the class (persons buying racing souvenirs at Talladega Superspeedway since September 1992), but does not otherwise seek to recover compensatory or punitive damages or statutory attorneys' fees. Americrown disputes the allegations and intends to defend the action fully and vigorously.

NOTE 9--RELATED PARTY DISCLOSURES AND TRANSACTIONS

   All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the Sports Car Club of America (SCCA), Automobile Racing Club of America (ARCA), American Motorcyclist Association (AMA), the Championship Cup Series (CCS), International Motor Sports Association (IMSA), World Karting Association
(WKA), Federation Internationale de l'Automobile (FIA), Federation Internationale Motocycliste (FIM), and the National Association for Stock Car Auto Racing, Inc. (NASCAR). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 60% of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors totaled approximately $8.2, $10.1 and $11.6 million for the years ended August 31, 1994, 1995 and 1996, respectively.

   In October 1995 the Company entered into collateral assignment split-dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, the Company will advance the annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. The Company recorded a net insurance expense of approximately $450,000 representing the excess of the premiums paid over the increase in cash surrender value of the policies associated with these agreements for the year ended August 31, 1996.

   Poe & Brown, Inc., the servicing agent for the split-dollar insurance agreements, received a commission from an insurance company for its participation in the transactions. J. Hyatt Brown, President and Chief Executive Officer of Poe & Brown, Inc., is a Director of the Company.

NOTE 10--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   Cash paid for income taxes for fiscal years ended August 31, 1994, 1995 and 1996 is as follows:

                        1994       1995       1996
                     --------- ---------  ---------
                              (IN THOUSANDS)
INCOME TAXES PAID      $7,132     $9,806     $10,763
                     =========  =========   =========

                       INTERNATIONAL SPEEDWAY CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

NOTE 10--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-(CONTINUED)

See Note 2 for discussion of a non-cash equity investment transaction.

NOTE 11--LONG-TERM INCENTIVE RESTRICTED STOCK PLAN

   In November 1993, the Company's Board of Directors and a majority of the Company shareholders approved a long-term incentive restricted stock plan for certain officers and managers of the Company. Under the Plan, up to 750,000 shares of the Company's Class B Common Stock were authorized to be granted as restricted stock at no cost to Plan participants. Shares awarded under the Plan vest at the rate of 50% of each award on the third anniversary of the award date and the remaining 50% on the

NOTE 11--LONG-TERM INCENTIVE RESTRICTED STOCK PLAN-(CONTINUED)

fifth anniversary of the award date. Shares awarded under the Plan generally are subject to forfeiture in the event of termination of employment prior to the vesting dates. The Plan participants own the shares and may vote and receive dividends, but are subject to restrictions under the plan. Restrictions include the prohibition of the sale or transfer of the shares during the period prior to vesting of the shares. The Company also has a right of first refusal to purchase any shares of stock issued under the Plan which are offered for sale.

   On January 1, 1994, 1995 and 1996, a total of 117,615, 70,410 and 102,075 restricted shares of the Company's Class B Common Stock, respectively, were awarded to certain officers and managers. The market value of shares on January 1, 1994, 1995 and 1996 amounted to approximately $760,000, $489,000 and $1,600,000, respectively, and has been recorded as "Unearned compensation--restricted stock", which is shown as a separate component of shareholders' equity in the accompanying consolidated balance sheets. The unearned compensation is being amortized over the vesting period of the shares. The total expense charged against operations during the years ended August 31, 1994, 1995 and 1996 was approximately $135,000, $318,000 and
$606,000, respectively.

   In September 1996, the Company and the Board of Directors adopted a new Long-Term Incentive Plan (the "1996 Plan") for certain employees and consultants of the Company. Under the 1996 Plan up to 1,000,000 shares of Class A Common Stock may be granted as stock options (incentive and nonstatutory), stock appreciation rights (SARS) and restricted stock. No grants have been made under the 1996 Plan.

NOTE 12--QUARTERLY DATA (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FISCAL QUARTER ENDED
                            -----------------------------------------------------------
                              NOVEMBER 30,     FEBRUARY 28,     MAY 31,     AUGUST 31,
                                  1994             1995           1995         1995
                            --------------- ---------------  ---------- ---------------
Total revenues ...........      $ 6,694          $35,022        $21,621       $18,835
Operating Income (loss)  .       (1,607)          18,942          6,091         4,270
Net income (loss) ........         (871)          11,672          3,653         3,909
Earnings (loss) per share          (.03)             .34            .11           .11

                       INTERNATIONAL SPEEDWAY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AUGUST 31, 1994, 1995 AND 1996-(CONTINUED)

                                                FISCAL QUARTER ENDED
                            -----------------------------------------------------------
                              NOVEMBER 30,     FEBRUARY 29,     MAY 31,     AUGUST 31,
                                  1995             1996           1996         1996
                            --------------- ---------------  ---------- ---------------
Total revenues ...........      $ 8,542          $40,277        $24,176       $23,047
Operating Income (loss)  .       (1,474)          20,338          6,230         4,237
Net income (loss) ........       (1,020)          12,089          3,817         4,795
Earnings (loss) per share          (.03)             .35            .11           .14

   The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. Historically, the Company has incurred net losses in the fiscal quarter ending in November, and achieved its highest net income in the fiscal quarter ending in February.

 P
NOTE 13--SUBSEQUENT EVENT:

   On September 16, 1996, the Company purchased land and buildings in close proximity to its Daytona facility for approximately $8 million. The purchase was financed with an existing line of credit at an interest rate based on the one year LIBOR rate plus .75% (6.9% at September 16, 1996) with interest payable monthly commencing October 1996. Principal is payable 30 days after demand.

     Inside Back Cover Photographs:

          Top Photograph:     Aerial photograph of
                              Darlington Raceway

          Bottom Photograph:  Aerial photograph of
                              Watkins Glen International Road course

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY BY ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERS IN SUCH STATE, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
-----------------------------------------------------------------------------
                              TABLE OF CONTENTS

                                            PAGE
                                         ---------
Prospectus Summary ....................       3
Risk Factors ..........................       6
The Company ...........................      11
Use of Proceeds .......................      11
Dividend Policy .......................      11
Capitalization ........................      12
Selected Financial Data ...............      13
Management's Discussion and
Analysis of Financial Condition
and Results of Operations .............      14
NASCAR ................................      20
Business ..............................      24
Management ............................      35
Certain Transactions ..................      39
Principal Shareholders ................      40
Description of Capital Stock ..........      42
Shares Eligible for Future Sale  ......      45
Underwriting ..........................      46
Legal Matters .........................      47
Experts ...............................      47
Available Information .................      48
Incorporation of Certain Documents
by Reference ..........................      48
Index to Financial Statements .........     F-1



                               4,000,000 Shares

                                  [ISC LOGO]

                                INTERNATIONAL
                                   SPEEDWAY
                                 CORPORATION
                             CLASS A COMMON STOCK
-----------------------------------------------------------------------------
                             P R O S P E C T U S
                                        , 1996
-----------------------------------------------------------------------------
                              SMITH BARNEY INC.
                               RAYMOND JAMES &
                               ASSOCIATES, INC.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission Registration Fee    $ 25,379
NASD filing fee ....................................      7,860
Nasdaq National Market listing fee .................     32,500
Printing expenses ..................................     90,000
Accounting fees and expenses .......................     90,000
Legal fees and expenses ............................    200,000
Fees and expenses (including legal fees) for
  qualifications under state securities laws .......     10,000
Registrar and Transfer Agent's fees and expenses  ..      2,500
Miscellaneous ......................................     41,761
                                                      ----------
 Total .............................................   $500,000
                                                      ==========

 --------

All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being offered hereby, with the exception of underwriting discounts and commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company has authority under Florida law to indemnify its directors and officers and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

   At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

   Section 607.0850 of the Florida Business Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                                 DESCRIPTION
-------                                                -----------
 1.1         Form of Underwriting Agreement*
 3.1         Amended and Restated Articles of Incorporation*
 3.2         Amended and Restated Bylaws*
 4.1         Specimen Class A Common Stock Certificate*
 5.1         Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Class
             A Common Stock to be registered*
15.1         Letter of Ernst & Young LLP re unaudited interim financial information**
23.1         Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (included in its opinion filed as Exhibit 5.1)*
23.2         Consent of Ernst & Young LLP**
24.1         Reference is made to the Signatures section of this Registration Statement as initially filed for the
             Power of Attorney contained therein.
24.2         Secretary's Certificate as to resolutions of Board of Directors*
27           Financial Data Schedule*
--------

*  Previously filed.
** Filed herewith.

ITEM 17. UNDERTAKINGS


   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements filing this Amendment No. 2 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on October 29, 1996.

                                    INTERNATIONAL SPEEDWAY CORPORATION

                                    By: /s/ LESA D. KENNEDY*
                                        ----------------------------------
                                            Lesa D. Kennedy
                                            Executive Vice President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           SIGNATURE                              TITLE                           DATE
           ---------                              -----                           ----
/s/ WILLIAM C. FRANCE*         Chairman of the Board, Chief               October 29, 1996
----------------------          Executive Officer and Director
William C. France               (principal executive officer)

/s/ SUSAN G. SCHANDEL*         Treasurer and Chief Financial              October 29, 1996
----------------------          Officer (principal financial officer)
 Susan G. Schandel

/s/ DANIEL W. HOUSER*         Controller (principal accounting           October 29, 1996
----------------------          officer)
 Daniel W. Houser

/s/ JAMES C. FRANCE*           President, Chief Operating Officer         October 29, 1996
----------------------          and Director
 James C. France

/s/ LESA D. KENNEDY*           Executive Vice President                   October 29, 1996
----------------------          and Director
 Lesa D. Kennedy

/s/ H. LEE COMBS*             Senior Vice President--                    October 29, 1996
----------------------          Operations and Director
 H. Lee Combs

/s/ JAMES H. FOSTER*           Senior Vice President--                    October 29, 1996
----------------------          Special Projects and Director
 James H. Foster

/s/ ROBERT E. SMITH*           Vice President--                           October 29, 1996
----------------------          Administration and Director
 Robert E. Smith

/s/ J. HYATT BROWN*            Director                                   October 29, 1996
----------------------
 J. Hyatt Brown

/s/ JOHN R. COOPER*            Director                                   October 29, 1996
----------------------
 John R. Cooper

/s/ ROBERT W. EMERICK*         Director                                   October 29, 1996
----------------------
 Robert W. Emerick

                                      II-3

           SIGNATURE                              TITLE                           DATE
           ---------                              -----                           ----

/s/ BRIAN Z. FRANCE*           Director                                   October 29, 1996
----------------------
 Brian Z. France

/s/ CHRISTY F. HARRIS*         Director                                   October 29, 1996
----------------------
 Christy F. Harris

/s/ RAYMOND K. MASON, JR.*     Director                                   October 29, 1996
-------------------------
 Raymond K. Mason, Jr.

/s/ LLOYD E. REUSS*            Director                                   October 29, 1996
-------------------------
 Lloyd E. Reuss

/s/ CHAPMAN ROOT, II*          Director                                   October 29, 1996
-------------------------
 Chapman Root, II

/s/ THOMAS W. STAED*           Director                                   October 29, 1996
-------------------------
 Thomas W. Staed

-------------


 *BY: /S/ GLENN R. PADGETT
--------------------------
         Glenn R. Padgett,
         Attorney-in-fact

                                      II-4